UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐  Soliciting Material Pursuant to § 240.14a-12
U.S. Concrete, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 22, 2008
Dear Stockholder:
          On behalf of the Board of Directors, we invite you to attend the 2008 Annual Meeting of Stockholders of U.S. Concrete, Inc. We will hold the meeting at 7:30 a.m., Pacific time, on Thursday, May 22, 2008, at the Embassy Suites San Diego Bay-Downtown, 601 Pacific Highway, San Diego, California 92101.
          On the following pages you will find the Notice of Annual Meeting of Stockholders and Proxy Statement providing information concerning the matters to be acted on at the meeting. Our Annual Report to Stockholders describing U.S. Concrete’s operations during the year ended December 31, 2007 is enclosed.
          We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
          Thank you for your interest in U.S. Concrete.
Sincerely,

/s/ Vincent D. Foster	/s/ Michael W. Harlan
Vincent D. Foster	Michael W. Harlan
Chairman of the Board	President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 22, 2008.
The proxy statement and annual report are available on the Internet at www.us-concrete.com at “Annual Reports and Proxy” in the “Investor Relations” section.
The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:
•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

U.S. CONCRETE, INC.
2925 Briarpark Drive, Suite 1050, Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 22, 2008

To the Stockholders of U.S. Concrete, Inc.:
          The Annual Meeting of Stockholders of U.S. Concrete, Inc. will be held on Thursday, May 22, 2008, at 7:30 a.m., Pacific time, at the Embassy Suites San Diego Bay-Downtown, 601 Pacific Highway, San Diego, California 92101. At the meeting, we will ask you to consider and take action on the following:
(1)	elect seven directors to serve until the 2009 annual meeting of stockholders (Proposal No. 1);

(2)	approve the adoption of the 2008 Incentive Plan (Proposal No. 2);

(3)	ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of U.S. Concrete for the year ending December 31, 2008 (Proposal No. 3); and

(4)	transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.
          We are sending this notice and the attached proxy statement to our stockholders on or about April 22, 2008. Our Board of Directors has set the close of business on April 10, 2008 as the record date for determining stockholders entitled to receive notice of and to vote at the annual meeting. A list of all stockholders entitled to vote is available for inspection during normal business hours at our principal offices at 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. This list also will be available at the meeting.
          Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and submit a proxy so that your shares can be voted at the meeting and to help us ensure a quorum for the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting by telephone or over the Internet.

By Order of the Board of Directors,

/s/ Curt M. Lindeman Curt M. Lindeman
Vice President, General Counsel and Corporate Secretary
Houston, Texas
April 22, 2008

U.S. CONCRETE, INC.
PROXY STATEMENT
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

Q:	What am I being asked to vote on?

A:	We are asking you to vote on the following:
•	the election of seven directors to serve until the 2009 annual meeting of stockholders (Proposal No. 1);

•	the approval of the adoption of the 2008 Incentive Plan (Proposal No. 2);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008 (Proposal No. 3); and

•	any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Q:	Who may vote?

A:	All stockholders of record as of the close of business on April 10, 2008, the record date for the meeting, are entitled to vote. Holders of our common stock are entitled to one vote per share. As of April 10, 2008, 39,778,652 shares of our common stock were outstanding and entitled to vote.

Q:	Who may attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	You may vote in the following ways:
•	you may come to the annual meeting and cast your vote in person;

•	you may cast your vote by telephone by using the toll-free number listed on the proxy card;

•	you may cast your vote over the Internet by using the Internet address listed on the proxy card; or

•	you may vote by signing and returning the enclosed proxy card. If you do, the persons named on the card will vote your shares in the manner you indicate.
The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

Q:	Who is soliciting my proxy?

A:	U.S. Concrete is soliciting your proxy on behalf of its Board of Directors.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:	If you return your signed proxy card, but do not indicate how you wish to vote, the persons named as proxies will vote your shares FOR election of all the nominees for director (Proposal No. 1), FOR approval of the adoption of the 2008 Incentive Plan (Proposal No. 2), and FOR ratification of the appointment of PricewaterhouseCoopers LLP (Proposal No. 3). We are not aware of any other matters that may come before the annual meeting. If any other matter does come before the annual meeting, the proxy holders will vote the proxies according to their best judgment.

Q:	What if I vote by proxy and then change my mind?

A:	If you have one or more stock certificates issued in your own name, and you vote by proxy, mail, the Internet or telephone, you may later revoke your proxy instructions by:
•	writing to U.S. Concrete’s Corporate Secretary at the mailing address in the answer to the last question below;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time by telephone or the Internet; or

•	attending the annual meeting and casting your vote in person.

Q:	When did U.S. Concrete first distribute this proxy statement and the accompanying form of proxy to stockholders?

A:	We first distributed this proxy statement and the accompanying form of proxy to our stockholders on or about April 22, 2008.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. We need a quorum of stockholders to hold a valid annual meeting. If you have properly signed and returned your proxy card, you will be considered part of the quorum. We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have the authority to do so. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q:	What vote is required for the passage of each of the proposals up for consideration at the annual meeting?

A:	Directors are elected by a plurality, which means that the seven nominees receiving the greatest number of votes will be elected. Approval of the proposal to adopt the 2008 Incentive Plan requires the affirmative vote of the stockholders present in person or by proxy at the meeting and having a majority of the votes entitled to vote on the proposal. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the vote for directors or the ratification of our independent registered public accounting firm. Abstentions will count as present for purposes of the vote on the approval of the proposal to adopt the 2008 Incentive Plan, but broker non-votes will not. As a result, abstentions will have the same effect as votes cast against approval of the adoption of the 2008 Incentive Plan and broker non-votes will have no effect on the vote on that proposal.

Q:	Who will count the votes?

A:	Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes.

Q:	What shares are included on the proxy card?

A:	The shares listed on your card represent, as of the record date, all the shares of common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate card from your broker if you hold shares in “street” name.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote or provide a proxy for the shares covered by each of the proxy cards to ensure that all your shares are voted.

Q:	What is U.S. Concrete’s mailing address?

A:	Our mailing address is U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
          The following table shows the beneficial ownership of our common stock as of April 10, 2008 (except as set forth in the footnotes below) by each person who we know beneficially owns more than 5% of the outstanding shares of our common stock, each of our directors, our chief executive officer, our other executive officers named in the Summary Compensation Table in this proxy statement (including Eugene P. Martineau, our former chief executive officer, president and member of our Board of Directors, who retired from U.S. Concrete and resigned from each of his officer and director positions effective as of May 24, 2007), and all our current directors and current executive officers as a group. Unless otherwise indicated in the footnotes below, each individual named has sole voting and dispositive power with respect to the shares shown, and the address of all those persons is c/o U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.

	Shares of Common Stock
	Beneficially Owned
Name	Number	Percent
Wells Fargo & Company (1)	4,998,752	12.57%
Dimensional Fund Advisors LP (2)	3,251,837	8.17
J. Carlo Cannell (3)	2,310,193	5.81
Thomas J. Albanese (4)	1,231,441	3.10
Eugene P. Martineau (5)	1,078,528	2.71
William T. Albanese (6)	956,184	2.40
Michael W. Harlan (7)	740,143	1.86
Vincent D. Foster (8)	658,306	1.65
Robert D. Hardy (9)	134,954	*
M. Terry Green (10)	114,418	*
Murray S. Simpson (11)	112,114	*
Scott R. Evans (12)	105,574	*
Mary P. Ricciardello (13)	42,500	*
T. William Porter, III (14)	42,000	*
John M. Piecuch (15)	17,657	*
Directors and executive officers as a group (18 persons) (16)	3,442,717	8.65

*	Less than 1%.

(1)	Number of shares owned is based solely on a Schedule 13G/A as filed with the SEC by Wells Fargo & Company on its own behalf and on behalf of its subsidiaries, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, and Wells Fargo Bank, National Association, on January 23, 2008, reporting ownership as of December 31, 2007. Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, CA 94104. The Schedule 13G/A reports sole beneficial ownership of 4,998,752 shares of common stock, sole voting power for 4,953,517 shares of common stock and sole dispositive power for 4,330,842 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(2)	Number of shares owned is based solely on a Schedule 13G filed with the SEC on February 6, 2008, reporting ownership as of December 31, 2007. This stockholder’s address is 1299 Ocean Avenue, Santa Monica, CA 90401. The Schedule 13G reports sole voting power and sole dispositive power for 3,251,837 shares of common stock owned by Dimensional Fund Advisors LP. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(3)	Number of shares owned is based solely on a Schedule 13G/A filed with the SEC on February 15, 2008, reporting ownership as of December 31, 2007. The business address of Mr. Cannell is P.O. Box 3459, 240 E. Deloney Ave. Jackson, WY 83001. The Schedule 13G/A reports that Mr. Cannell has sole voting and sole dispositive power for 2,310,193 shares of common stock owned by Anegada Master Fund Limited (“Anegada”) and Tonga Partners, L.P. (“Tonga”). Mr. Cannell is the sole managing member of Cannell Capital, LLC (“Advisor”), the investment advisor to Anegada and the general partner of and investment advisor to Tonga. Mr. Cannell, in his capacity as the majority owner and sole managing member of the Advisor, may be deemed to beneficially own these shares. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(4)	Includes 50,000 shares of common stock Mr. Albanese has the right to acquire within 60 days on the exercise of stock options, 25,130 shares deemed beneficially owned by Mr. Albanese as co-trustee of the Thomas J. Albanese Trust, 1,156,311 shares owned by Mr. Albanese as trustee of the Maureen H. Albanese Qtip trust and 38,250 restricted shares.

(5)	Includes 515,000 shares of common stock Mr. Martineau has the right to acquire within 60 days on the exercise of stock options and 87,500 restricted shares.

(6)	Includes 50,000 shares of common stock Mr. Albanese has the right to acquire within 60 days on the exercise of stock options, 852,274 shares deemed beneficially owned by Mr. Albanese as co-trustee of the William T. Albanese Revocable Trust and 38,250 restricted shares.

(7)	Includes 385,000 shares of common stock Mr. Harlan has the right to acquire within 60 days on the exercise of stock options, 50,000 shares deemed beneficially owned by Mr. Harlan as co-trustee of the Michael and Bonnie Harlan 1996 Trust and 100,375 restricted shares.

(8)	Includes 190,000 shares of common stock Mr. Foster has the right to acquire within 60 days on the exercise of stock options and 300 shares deemed beneficially owned by Mr. Foster as custodian under the Texas Uniform Gifts to Minors Act.

(9)	Includes 65,000 restricted shares.

(10)	Includes 45,000 shares of common stock Mr. Green has the right to acquire within 60 days on the exercise of stock options and 48,000 restricted shares.

(11)	Includes 40,000 shares of common stock Mr. Simpson has the right to acquire within 60 days on the exercise of stock options, 41,523 shares deemed beneficially owned by Mr. Simpson as trustee of the Murray S. Simpson 1990 Revocable Trust and 30,591 shares owned by the Cora S. Simpson 1990 Revocable Trust of which Mr. Simpson’s wife serves as trustee. Mr. Simpson disclaims beneficial ownership of the 30,591 shares the Cora S. Simpson 1990 Revocable Trust owns.

(12)	Includes 15,000 shares of common stock Mr. Evans has the right to acquire within 60 days on the exercise of stock options and 47,375 restricted shares.

(13)	Includes 40,000 shares of common stock Ms. Ricciardello has the right to acquire within 60 days on the exercise of stock options.

(14)	Includes 30,000 shares of common stock Mr. Porter has the right to acquire within 60 days on the exercise of stock options.

(15)	Includes 12,657 shares of common stock Mr. Piecuch has the right to acquire within 60 days on the exercise of stock options.

(16)	Includes 891,157 shares of common stock the current directors and current executive officers as a group have the right to acquire within 60 days on the exercise of stock options and 589,739 restricted shares.
          The number of shares and percentage of ownership for each person listed and for the directors and executive officers as a group assume that shares of common stock those persons may acquire within 60 days are outstanding, unless otherwise indicated.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
          Our Board currently consists of seven members. In August 2007, the number of directors on the Board was increased from seven to eight, and William T. Albanese, our current Vice President of Business Development — Northern California, was elected to fill the newly created directorship. Upon the retirement of Robert S. Walker, effective December 31, 2007, the number of directors on the Board returned to seven. The persons named in the enclosed proxy will vote to elect all of the nominees as directors for terms ending at the 2009 annual meeting of stockholders, except in cases where authority to vote for the nominees is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.
          Information regarding the ages and backgrounds of the nominees is set forth below (ages are as of April 22, 2008):

Nominee	Age	Position(s) Held
Michael W. Harlan	47	Director, President and Chief Executive Officer (1)
Vincent D. Foster	51	Director and Chairman of the Board (2)
T. William Porter, III	66	Director (3)
Mary P. Ricciardello	52	Director (4)
Murray S. Simpson	70	Director (5)
John M. Piecuch	59	Director (6)
William T. Albanese	64	Director and Vice President of Business Development — Northern California (7)

(1)	Member and Chair of the Executive Committee.

(2)	Chairman of the Board, Member of the Audit Committee and Member of the Executive Committee.

(3)	Member and Chair of the Compensation Committee and Member of the Nominating and Corporate Governance Committee.

(4)	Member and Chair of the Audit Committee and Member of the Nominating and Corporate Governance Committee.

(5)	Member and Chair of the Nominating and Corporate Governance Committee and Member of the Compensation Committee.

(6)	Member of the Audit Committee, Member of the Compensation Committee and Member of the Executive Committee.

(7)	Member of the Executive Committee.
          Michael W. Harlan has served as our President and Chief Executive Officer since May 2007. From April 2003 through May 2007, Mr. Harlan served as our Executive Vice President and Chief Operating Officer. Mr. Harlan served as our Chief Financial Officer from September 1998 to November 2004, as our Senior Vice President from September 1998 to April 2003, and as our Corporate Secretary from September 1998 to August 1999. Mr. Harlan served as Senior Vice President and Chief Financial Officer of Apple Orthodontix, Inc., an orthodontic practice management company, from March 1997 to August 1998. From December 1996 to February 1997, Mr. Harlan served as a consultant to Apple Orthodontix, Inc. on financial and accounting matters. From April 1991 through December 1996, Mr. Harlan held various positions in the finance and acquisitions departments, including Treasurer from September 1993 to December 1996, of Sanifill, Inc., an international environmental services company that USA Waste Services, Inc. acquired in 1996. Mr. Harlan is also a director of the National Ready-Mixed Concrete Association, the industry’s largest trade organization (the “NRMCA”), and a director of Waste Connections, Inc., a solid waste services company.
          Vincent D. Foster has served as one of our directors since August 1998 and became nonexecutive Chairman of the Board of Directors in May 1999. Since October 2007, Mr. Foster has served as the Chairman and Chief Executive Officer of Main Street Capital Corporation, a specialty investment company which owns Main Street Capital Partners, LLC, Main Street Mezzanine Management, LLC and Main Street Mezzanine Fund, LP, a licensed small business investment corporation. Since 2002, Mr. Foster has also been the Senior Managing Director of Main Street Mezzanine Management, LLC and Main Street Capital Partners, LLC. Mr. Foster has also been the Senior Managing Director of the general partner for Main Street Capital II, L.P., a second licensed small business investment corporation managed by Main Street Capital Partners, LLC, since January 2006. He also served as Senior Managing Director of Main Street Equity Ventures II, L.P. (and its predecessor firm), a private equity firm, from 1997 through 2002. From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he served as the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States. Mr. Foster has served as a director of the Houston/Austin/San Antonio, Texas chapter of the National Association of Corporate Directors, of which he is a founding member, since July 2002. He is also a director of Quanta Services, Inc., an electrical and telecommunications contracting company, Carriage Services, Inc., a death-care company, and Team Industrial Services, Inc., a provider of specialty industrial services.
          T. William Porter, III has served as one of our directors since September 2001. Mr. Porter is the Chairman of Porter & Hedges, L.L.P., a Houston, Texas law firm, of which Mr. Porter has been a partner since its founding in 1981. Mr. Porter is also a director of Helix Energy Solutions Group, Inc., a marine contractor and operator of offshore oil and gas properties and production facilities, and Copano Energy, L.L.C., a midstream energy company with networks of natural gas gathering and intrastate transmission pipelines.
          Mary P. Ricciardello has served as one of our directors since February 2003. Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Energy, Incorporated, a diversified energy company now known as CenterPoint Energy, Inc., from January 2001 through August 2002, where she also served as Senior Vice President and Comptroller from 1999 through 2001, as Vice President and Comptroller from 1996 through 1999, as Corporate Comptroller from 1993 through 1996 and in various other positions from 1982 through 1993. In addition, Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Resources, Inc. (now Reliant Energy, Inc.) from 2001 through 2002, a company to which Reliant Energy, Inc. transferred its unregulated energy business in 2001. Ms. Ricciardello has served as a director of the Houston, Texas chapter of the National Association of Corporate Directors since May 2004. Ms. Ricciardello’s current principal occupation is as a certified public accountant and she has not held a principal employment position with a third-party employer since leaving her positions with Reliant Energy, Inc. and Reliant Resources, Inc. in 2002. Ms. Ricciardello is also a director of Noble Corporation, an offshore drilling company, and Devon Energy Corporation, an oil and gas exploration and production company.
          Murray S. Simpson has served as one of our directors since May 1999. From 1975 until 1990, Mr. Simpson served as President and Chief Executive Officer of Super Concrete Corporation. Following that company’s merger with British construction materials producer Evered, plc, which is now known as Aggregate Industries, plc, an affiliate of Holcim Ltd., Mr. Simpson served in various roles, including Executive Vice President, Corporate Development, for its U.S. operations and Director and Counsel for its mid-Atlantic area subsidiary, Bardon, Inc. Mr. Simpson has served on the board of directors of the NRMCA for approximately 27 years and served as its chairman of the board from 1997 to 1998. He has also served as a director of the National Aggregates Association.
          John M. Piecuch has served as one of our directors since February 2007. From 2002 to 2006, Mr. Piecuch served as President and Chief Executive Officer of MMI Products, Inc., a manufacturer and supplier of construction products, including concrete and steel reinforcement products, used in North American residential and nonresidential construction industries. Mr. Piecuch served as President and Chief Executive Officer of Lafarge Corporation, a leading producer of cement and concrete products in North America, from 1996 to 2001. Previously, he served in various other positions with Lafarge Corporation and its parent entity, Lafarge S.A., from 1987 to 1996. From 1979 to 1986, Mr. Piecuch held various positions, including President of the Cement Division of National Gypsum Company, a building products manufacturer. Mr. Piecuch is also a director and chair of the audit committee of Brampton Brick Limited, a company with shares listed on the Toronto Stock Exchange.
          William T. Albanese was elected to serve as one of our directors in August 2007. Mr. Albanese has served as our Vice President of Business Development — Northern California since January 18, 2008. Mr. Albanese served as our Regional Vice President — Northern California Region from May 2005 through January 2008, and served as President of our Bay Area Region from June 1999 through May 2005. From 1987 through May 1999, Mr. Albanese served as President of Central Concrete Supply Co., Inc. (“Central”), one of the companies we acquired in May 1999 as the platform business of our Bay Area Region into which we subsequently consolidated other Bay Area operations. Previously, he served in various other capacities for Central since 1966. Mr. Albanese is the brother of Thomas J. Albanese, the Executive Vice President of Sales of our Bay Area Region.
          The election of any director requires the favorable vote of the holders of a plurality of the shares of common stock present and voting, in person or by proxy, at the annual meeting. Any abstentions or broker non-votes will not affect the vote. If you properly sign and return the enclosed proxy, and unless you withhold authority to vote for one or more of the nominees, the persons named as proxies will vote “FOR” the election of the nominees listed above. We do not expect that any of the nominees will refuse or be unable to act as a director of U.S. Concrete for the term specified. If, however, any nominee becomes unable or unwilling to serve as a director prior to the vote, the persons named as proxies intend to vote the proxy shares for the election of any other person the Board of Directors may designate.
The Board of Directors recommends that you vote FOR the election of our director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
AND COMMITTEES
Board of Directors
          Our Board met six times and took action by unanimous written consent on three occasions during 2007. Our Board has standing audit, compensation, nominating and corporate governance and executive committees. Committee designations are usually made following the election of directors at each annual meeting of our stockholders, and upon the addition or resignation of directors between annual meetings, if needed. Since the date of our 2007 proxy, our Board made committee designations following the May 24, 2007 meeting of our stockholders, and again on January 1 due to the retirement of Robert S. Walker.
          During 2007, each member of the Board attended at least 75% of the aggregate number of meetings of the Board and any committee of the Board on which such director served. Our common stock is quoted on the Nasdaq Global Select Market (the “Nasdaq”). As a result, we are subject to the Nasdaq listing standards. The Board has determined that five of its members, Ms. Ricciardello and Messrs. Foster, Piecuch, Porter and Simpson, are “independent directors” within the meaning of the applicable listing standards of the Nasdaq. In addition, Mr. Walker was deemed an “independent director” within the meaning of the applicable listing standards of the Nasdaq.
          Our policy is to encourage all members of the Board to attend our annual meetings of stockholders. All members of the Board, except one, attended last year’s annual meeting.
          Audit Committee
          The audit committee, which met five times during 2007, consisted of Ms. Ricciardello (chair) and Messrs. Foster and Simpson through May 24, 2007. Since May 24, 2007, the audit committee has consisted of Ms. Ricciardello (chair) and Messrs. Foster and Piecuch. The audit committee is governed by a charter our Board has adopted, a copy of which is available on our Web site at www.us-concrete.com. The Board has determined that each member of the audit committee is an “independent director” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq. The Board has also determined that Ms. Ricciardello and Messrs. Piecuch and Foster are each an “audit committee financial expert,” as defined in the applicable rules of the SEC. For information relating to Ms. Ricciardello’s and Messrs. Foster’s and Piecuch’s backgrounds, see their respective biographical information under “Election of Directors” above.
          The audit committee assists our Board in fulfilling its oversight responsibility relating to:
•	the integrity of our financial statements and financial reporting process;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our compliance with legal and regulatory requirements.
          The audit committee’s purpose is to oversee our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm and the performance of our internal auditors. Our management is responsible for preparing our financial statements and for our internal controls, and our independent registered public accounting firm is responsible for auditing those financial statements and the related audit of internal control over financial reporting. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work. The following functions are among the key duties and responsibilities of the audit committee:
•	reviewing and discussing with management and our independent registered public accounting firm our audited and interim unaudited financial statements and related disclosures included in our quarterly earnings releases and periodic reports filed with the SEC;

•	recommending to the Board whether our audited financial statements should be included in our annual report on Form 10-K for that year;

•	reviewing and discussing the scope and results of the independent registered public accounting firm’s annual audit and quarterly reviews of our financial statements, and any other matters required to be communicated to the audit committee by the independent registered public accounting firm;

•	discussing with management, our senior internal audit executive and our independent registered public accounting firm the adequacy and effectiveness of our disclosure controls and procedures, our internal controls and procedures for financial reporting and our risk assessment and risk management policies;

•	the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, including overseeing their independence;

•	reviewing and pre-approving all audit and permitted non-audit services that may be performed by our independent registered public accounting firm;

•	reviewing and assessing, on an annual basis, the adequacy of the audit committee’s charter and recommending revisions to the Board; and

•	reviewing the appointment of our senior internal audit executive, reviewing and discussing with such individual the scope and staffing of our internal audits and reviewing all significant internal audit reports.
The audit committee meets separately with our internal auditors and the independent registered public accounting firm to provide an open avenue of communication.
          Compensation Committee
          The compensation committee, which met seven times and took action by unanimous written consent on two occasions during 2007, consisted of Messrs. Porter (chair), Foster and Walker through May 24, 2007. Since May 24, 2007, the compensation committee has consisted of Messrs. Porter (chair), Piecuch and Simpson. Each member of the compensation committee is an “independent director” within the meaning of the applicable Nasdaq listing standards. The compensation committee has granted our chief executive officer (as the sole member of the quarterly restricted stock committee) the authority to grant up to 7,500 shares of restricted stock per calendar quarter to nonexecutive officers of our company. The quarterly restricted stock committee took action by written consent on three occasions in 2007. The compensation committee is governed by a charter our Board has adopted, a copy of which is available on our Web site at www.us-concrete.com, and its key responsibilities and functions are discussed in “Compensation Discussion and Analysis.”
          For additional information regarding the compensation committee, see “Compensation Committee Interlocks and Insider Participation” and “Compensation Discussion and Analysis.”
          Nominating and Corporate Governance Committee
          The nominating and corporate governance committee, which met four times and took action by unanimous written consent on two occasions during 2007, consisted of Messrs. Simpson (chair), Walker and Porter through May 24, 2007, and Messrs. Walker (chair) and Simpson and Ms. Ricciardello from May 24, 2007 through December 31, 2007. Since January 1, 2008, the nominating and corporate governance committee has consisted of Messrs. Simpson (chair) and Porter and Ms. Ricciardello. The nominating and corporate governance committee is governed by a charter our Board has adopted, a copy of which is available on our Web site at www.us-concrete.com. Each member of the nominating and corporate governance committee is an “independent director,” within the meaning of the applicable Nasdaq listing standards.
          The following functions are among the key duties and responsibilities of the nominating and corporate governance committee:
•	evaluating candidates for membership on the Board, including any nominations for election to the Board validly made by our stockholders;

•	recommending to the full Board all nominees for election to the Board by our stockholders;

•	advising the compensation committee regarding the compensation paid to nonemployee directors in the form of annual retainers and meeting fees;

•	recommending directors to be appointed by the Board to fill vacancies on the Board; and

•	reviewing, and making recommendations to the Board regarding, corporate governance matters.
          In carrying out its function to evaluate and recommend nominees for election to the Board, the nominating and corporate governance committee considers a candidate’s mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of the Board at that time. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the nominating and corporate governance committee’s judgment, interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of the Board. The nominating and corporate governance committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board. The committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” within the meaning of the applicable Nasdaq listing standards.
          The nominating and corporate governance committee’s methods for identifying candidates for election to the Board (other than those proposed by U.S. Concrete’s stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources, including members of the Board, our executives, individuals personally known to the members of the Board and other research. The nominating and corporate governance committee also has authority to select and compensate a third-party search firm to help identify candidates, if the committee deems it advisable to do so.
          The nominating and corporate governance committee will consider nominees stockholders recommend. Stockholders may submit nominations to the nominating and corporate governance committee in care of Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. As to each person a stockholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must: (1) include the name, age, business address and principal occupation or employment of that person, the number of shares of common stock that person owns beneficially or of record and any other information relating to that person that Section 14 of the Securities Exchange Act of 1934 and the related SEC rules and regulations require; and (2) be accompanied by the written consent of the person that stockholder proposes to nominate for election as a director to be named in the proxy statement as a nominee and to serve as a director if elected. The nomination notice must also include, as to that stockholder or that beneficial owner, if any, of common stock on whose behalf the nomination(s) is being made:
•	the name and address of that stockholder, as they appear on U.S. Concrete’s books, and the name and address of that beneficial owner;

•	the number of shares of common stock that stockholder and that beneficial owner each owns beneficially or of record;

•	a description of all arrangements and understandings between that stockholder or that beneficial owner and each proposed nominee of that stockholder and any other person or persons (including their names) pursuant to which that stockholder will make the nomination(s);

•	a representation by that stockholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•	a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding shares of common stock required to elect the nominee and/or (b) to otherwise solicit proxies from stockholders in support of such nominations; and

•	all other information relating to that stockholder or that beneficial owner that Section 14 of the Securities Exchange Act of 1934 and the related SEC rules and regulations require.

          To be timely for consideration at our 2009 annual meeting, our Corporate Secretary must receive a stockholder’s nomination notice at our principal executive offices, at the address set forth above, no earlier than November 23, 2008 and no later than February 21, 2009.
          The nominating and corporate governance committee will consider all candidates identified through the processes described above, whether identified by the committee or by a stockholder, and will evaluate each of them on the same basis.
          Executive Committee
          The executive committee, which met once during 2007, consisted of Messrs. Martineau (chair), Foster, Simpson and Walker through May 24, 2007, and Messrs. Harlan (chair), Foster, Porter and Walker from May 24, 2007 through December 31, 2007. Since of January 1, 2008, the executive committee has consisted of Messrs. Harlan (chair), Foster, Piecuch and Albanese. The executive committee has granted our chief executive officer and Chairman of the Board (as the members of the acquisition subcommittee of the executive committee) the authority to approve acquisitions and divestitures with transaction values less than five million dollars. The acquisition subcommittee of the executive committee took action by unanimous written consent on one occasion during 2007. The following are among the key duties and responsibilities of the executive committee:
•	reviewing and monitoring the strategic direction of our acquisition program;

•	approving acquisitions and divestitures that involve consideration within limits our Board has established; and

•	exercising such authority as is delegated to it from time to time by our Board.
Compensation Committee Interlocks and Insider Participation
          All members of our compensation committee (Messrs. Porter, Piecuch and Simpson) are independent in accordance with the applicable Nasdaq listing standards. No member of the compensation committee was, during the year ended December 31, 2007, an officer or employee of U.S. Concrete or any of its subsidiaries. During the year ended December 31, 2007, no member of the compensation committee had any material interest in a transaction of U.S. Concrete or a material business relationship with, or any indebtedness to, U.S. Concrete. No interlocking relationship existed during the year ended December 31, 2007 between any member of the Board of Directors or the compensation committee and an executive officer of U.S. Concrete.
Communication with Board of Directors
          Stockholders and other interested persons may communicate with our Board by sending their communication to U.S. Concrete, Inc. Board of Directors, c/o Corporate Secretary, 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. All such communications received by our Corporate Secretary will be delivered to the Chairman of the Board.
Director Compensation
          Director Retainers and Meeting Fees
          Prior to July 31, 2007, we paid each of our nonemployee directors the following fees in quarterly installments:
•	an annual retainer of $10,000;

•	$5,000 for each Board meeting attended in person and $2,500 for each Board meeting attended telephonically;

•	$5,000 for each audit committee meeting attended by the chairperson of the audit committee, whether attended in person or telephonically and whether or not the meeting is held on the same day as a Board meeting;

•	$4,000 for each audit committee meeting attended by each other member of the audit committee, whether attended in person or telephonically and whether or not the meeting is held on the same day as a Board meeting; and

•	$1,000 for each other Board committee meeting attended in person and $500 for each such other Board committee meeting attended telephonically, unless the committee meeting is held on the same day as a Board meeting, in which case the committee member receives no fee for attending that committee meeting.
          We increased the director fees in July 2007 to provide director compensation that is more comparable to the average board fees for public companies with annual revenues similar to U.S. Concrete, Inc., and to increase the fees paid to members of our audit committee to reflect the time commitment required of such directors. Effective as of July 31, 2007, we pay each of our nonemployee directors the following fees in quarterly installments:
•	an annual retainer of $30,000 (includes amounts to be paid in place of meeting fees for two telephone Board meetings and two telephonic committee meetings);

•	$5,000 for each Board meeting attended in person and $2,500 for each Board meeting attended telephonically;

•	An annual retainer of $10,000 for the chair of the audit committee;

•	An annual retainer of $5,000 for each member of the audit committee;

•	An annual retainer of $5,000 for each member of the compensation committee and nominating and corporate governance committee;

•	$4,000 for each audit committee meeting attended in person and $2,000 for each audit committee meeting attended telephonically, whether or not the meeting is held on the same day as a Board meeting; and

•	$2,000 for each other Board committee meeting attended in person and $1,000 for each such other Board committee meeting attended telephonically, unless the committee meeting is held on the same day as a Board meeting, in which case the committee member receives no fee for attending that committee meeting.
          Director Equity Compensation
          For several years, we have annually granted each nonemployee director an option to purchase 10,000 shares of common stock under our 1999 Incentive Plan, which terminates on December 31, 2008. If the stockholders approve the adoption of the 2008 Incentive Plan, the compensation committee may grant nonemployee directors nonqualified stock options or shares of restricted stock under such 2008 Incentive Plan at the compensation committee’s discretion. If the stockholders approve the adoption of the 2008 Incentive Plan, the compensation committee currently intends to continue the practice of (1) annually granting each nonemployee director nonqualified stock options that provide for the purchase of 10,000 shares of our common stock on the first business day of the month next succeeding the date on which the annual meeting of our stockholders is held (the “Director Award Date”), and (2) automatically granting to any individual who becomes a nonemployee director otherwise than by election at an annual meeting, on the date of his or her becoming a director, nonqualified stock options that provide for the purchase shares of our common stock equal to the product of (i) 10,000 and (ii) a fraction the numerator of which is the number of days between the election of that nonemployee director and the next scheduled Director Award Date (or if that date has not been scheduled, the first anniversary of the immediately preceding Director Award Date, if any) and the denominator of which is 365. If the stockholders do not approve the adoption of the 2008 Incentive Plan, the compensation committee may approve other compensation to nonemployee directors.
          Other Director Compensation
          We do not pay any additional compensation to our employees for serving as directors, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and Board committee meetings or otherwise in their capacity as directors.

     The table below summarizes the compensation we paid to our nonemployee directors during the year ended December 31, 2007.
DIRECTOR COMPENSATION

	Fees Earned or		All Other
Name(1)	Paid in Cash	Option Awards(2)	Compensation	Total
Vincent D. Foster	$71,000	$35,105	$0	$106,105
T. William Porter III	$48,500	$35,105	$0	$83,605
Mary P. Ricciardello	$75,500	$35,105	$0	$110,605
Murray S. Simpson	$57,000	$35,105	$0	$92,105
Robert S. Walker	$47,000	$35,105	$0	$82,105
John M. Piecuch	$47,500	$44,289	$0	$82,605

(1)	Messrs. Harlan and Albanese are not included in this table as they were employees in 2007 and thus received no compensation for their services as directors. In addition, Mr. Martineau is not included in this table as he was also an employee through May 24, 2007 and received no compensation for his services as a director. The compensation Messrs. Martineau, Harlan and Albanese received in 2007 is shown in the Summary Compensation Table below.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R) issued by the Financial Accounting Standards Board. As of December 31, 2007, Messrs. Foster, Porter, Simpson, Walker and Piecuch and Ms. Ricciardello had outstanding options to purchase 200,000, 30,000, 50,000, 50,000, 112,657 and 51,699 shares, respectively.

EXECUTIVE OFFICERS
     The following table provides information about our current executive officers:

Name	Age	Position(s) held
Michael W. Harlan	47	Director, President and Chief Executive Officer
Robert D. Hardy	47	Executive Vice President and Chief Financial Officer
M. Terry Green	60	Senior Vice President — Operations
Gary J. Konnie	54	Vice President — Human Resources
Curt M. Lindeman	37	Vice President, General Counsel and Corporate Secretary
Sean M. Gore	40	Vice President — Strategy and Development
Wallace H. Johnson	59	Vice President — Marketing and Sales
Douglas W. McLaughlin	50	Vice President — Precast Division
Scott R. Evans	53	Regional Vice President — South Central Region
Michael L. Gentoso	55	Regional Vice President — Atlantic Region
Jeff L. Davis	55	Vice President and General Manager — Central Concrete Supply Co., Inc.
William T. Albanese	64	Vice President of Business Development — Northern California
Jeffrey D. Spahr	60	President and General Manager — Superior Materials Holdings, LLC
          For a description of the business backgrounds of Messrs. Harlan and Albanese, see “Election of Directors” above.
          Robert D. Hardy has served as our Executive Vice President and Chief Financial Officer since August of 2007. From November 2004 through August 2007, he served as our Senior Vice President and Chief Financial Officer. From January 2004 through November 2004, Mr. Hardy was self-employed as a business consultant to NL Industries, Inc., an international chemical company. From 1992 through 2003, Mr. Hardy held various positions of increasing responsibility in the tax, accounting and finance departments of NL Industries, including Chief Financial Officer beginning in January 2002, Vice President and Controller from 1999 to September 2003, Assistant Secretary from 1998 to September 2003 and Assistant Treasurer from prior to 1998 to January 2002. From January 2002 until February 2003, he also served as NL Industries’ Treasurer. From 1992 to 1998, Mr. Hardy served as NL Industries’ Director of Taxes and from 1998 to 1999 he served as its Vice President — Tax.
          M. Terry Green has served as our Senior Vice President — Operations since October 2005, and served as Vice President — Operational Integration from May 1999 through October 2005. Mr. Green has managed the operations of ready-mixed concrete producers and other transportation-related businesses for over 20 years. From August 1998 until May 1999, he served as Vice President of Maintenance for Armellini Express Lines, Inc. From January 1989 until June 1998, Mr. Green served as Director of Maintenance, Equipment and Purchasing for the concrete products division of Southdown, Inc. From 1980 until 1989, Mr. Green held various positions with Kraft, Inc., serving as Private Fleet Operations Manager from 1988 until 1989.
          Gary J. Konnie has served as our Vice President — Human Resources since November 2004. Mr. Konnie has over 30 years of human resources management experience. From October 2002 through March 2004, Mr. Konnie served as Senior Vice President of Human Resources of El Paso Corporation, a provider of natural gas and related energy products. From October 1999 through October 2002, he served as El Paso’s Vice President of Human Resources, and, from May 1998 through October 1999, he served as El Paso’s Director of Human Resources. From 1996 through May 1998, Mr. Konnie served as Vice President of Human Resources for Meridian Aggregates Company, a producer of construction aggregates. Prior to 1996, Mr. Konnie held various human resources positions with Rio Tinto plc, Burlington Resources Inc., Boise Cascade, LLC and General Motors Corporation.
          Curt M. Lindeman has served as our Vice President and General Counsel since January 2007, and as our Corporate Secretary since September 2006. From June 2006 though January 2007, he served as our Assistant General Counsel. From March 2002 through June 2006, Mr. Lindeman was self-employed as an attorney representing various companies, including U.S. Concrete. From November 1999 through March 2002, he served as Senior Counsel for Coach USA, Inc., a passenger transportation company. From June 1999 to November 1999, Mr. Lindeman served as counsel for Coral Energy, L.P., a wholesale natural gas and power marketing and trading company affiliated with Shell Oil Company. From September 1997 to June 1999, he served as an attorney with Shook, Hardy & Bacon L.L.P.

          Sean M. Gore has served as our Vice President — Strategy and Development since April 2008. Mr. Gore served as our Vice President — Finance from February 2006 through April 2008, and served as our Director of Business Development from February 2005 through February 2006. From August 2004 through February 2005, Mr. Gore was self-employed as a business consultant to U.S. Concrete. From January 2004 through July 2004, Mr. Gore was self-employed as a business consultant to Petroleum Geo-Services ASA, an international oilfield services company. From 1995 through 2003, Mr. Gore held various positions of increasing responsibility with Petroleum Geo-Services, including Vice President and Corporate Controller from May 2001 through December 2003, Vice President — Finance and Business Development from October 1999 through April 2001, Vice President — Finance from January 1997 through September 1999, and Controller from May 1995 through December 1996. From 1989 through 1995, Mr. Gore held various positions of increasing responsibility in the audit division of the accounting firm now known as PricewaterhouseCoopers LLP.
          Wallace H. Johnson has served as our Vice President — Marketing and Sales since November 2004. Mr. Johnson has over 30 years of experience in the construction supply industry. From June 2002 through November 2004, Mr. Johnson served as Vice President of Sales and Marketing of Systech Inc., a provider of software systems for the ready-mixed concrete and aggregate industries. From May 2001 through June 2002, he served as Director of Sales of Buildpoint Corp., a provider of online bid management services for general contractors that Construction Software Technologies, Inc. acquired in 2004. From 1977 through May 2001, Mr. Johnson served in various sales and sales management positions within the construction products division of W. R. Grace & Co., a global specialty chemicals and materials company, including from 1996 through 2001 as regional sales manager and from 1993 through 1996 as North American sales manager.
          Douglas W. McLaughlin has served as our Vice President — Precast Division since August 2007. From 1999 through August 2007, he served as Vice President and General Manager of San Diego Precast Concrete, a company we acquired in September of 1999. From 1996 through 1999, Mr. McLaughlin was President of San Diego Precast Concrete. With 34 years of experience in the precast industry, Mr. McLaughlin has worked in various operations positions in block manufacturing. Mr. McLaughlin is a founding member of the California Precast Concrete Association and has served on its Board of Directors for seven years, including two terms as President. In addition, he has served on the Board of Directors and Executive Committee for the National Precast Concrete Association, where he has chaired several committees. He is also a founding member of the Patrons Group for the Concrete Industry Management Program at Arizona State University.
          Scott R. Evans has served as our Regional Vice President — South Central Region since October 2004. Mr. Evans has over 25 years of experience in the ready-mixed concrete industry. He previously served as Vice President and General Manager of Beall Concrete Industries, Ltd. (“Beall”), our subsidiary operating in north Texas, with additional oversight of our southwest Oklahoma operations, from April 2002 through October 2004, and served as General Manager of Beall from September 2000 through April 2002. From late 1999 to September 2000, Mr. Evans was self-employed as a business consultant to the concrete industry in the north Texas market. From 1986 through 1999, Mr. Evans held various positions of increasing responsibility with Lattimore Materials Company, a ready-mixed concrete company with aggregates quarries operating in north Texas and southern Oklahoma, including President from 1998 through 1999, Executive Vice President from 1990 through 1998, and Vice President and General Manager from 1986 through 1990. From 1981 through 1986, Mr. Evans held various positions with Gifford Hill Concrete Products, a construction materials company, including as Sales Manager of its Dallas, Texas operation from 1983 through 1986.
          Michael L. Gentoso has served as our Vice President — Atlantic Region since August of 2007. From September 1998 through August 2007, he served as Vice President and General Manager of Eastern Concrete Materials Inc. (“Eastern”), a company we acquired in February 2001. Mr. Gentoso has been with Eastern or its predecessors since March 1991, serving as Vice President of Operations from 1995 through September 1998, and Vice President of Finance from March 1991 through September 1995. From 1980 through 1991, Mr. Gentoso was employed with the BOC Group PLC, where he held various positions of increasing responsibility in the accounting and finance departments, including Vice President Ohmeda Medical Equipment, Controller Ohmeda Infant Care Division, Controller Ohmeda Medical Equipment, Manager, Financial Planning & Plant Accounting Airco Welding Equipment, and Manager Financial Accounting BOC Group Inc. Mr. Gentoso is the current President of the New Jersey Concrete & Aggregates Association and is a trustee on the TENJ Pension and Welfare Funds in New Jersey.
          Jeff L. Davis has served as Vice President and General Manager of Central Concrete Supply Co., Inc. (“Central”), one of the companies we acquired in May 1999 as the platform business in our Bay Area Region into which we subsequently consolidated other Bay Area operations, since April 2005. From January 2003 to April 2005, Mr. Davis served as Vice President of Operations of Central, and from March 2001 to April 2005, he served as Vice President of Operations of Central. Prior to joining U.S. Concrete in 2001, Mr. Davis served as Vice President Concrete, Cadman Inc., a Lehigh Heidelberg Cement Company, operating in the Seattle, Washington market. Mr. Davis has 35 years of experience in the ready mix concrete, aggregate and cement industry, serving in various sales and operational roles. Mr. Davis is a past President and Board member of the Washington Concrete and Aggregate Producers Association, past President and Board member of the Idaho Concrete and Aggregate Producers Association, Member of the American Concrete Institute, Chairman of the 1997 American Concrete Institute Convention National, and former Chairman of the NRMCA Environmental Task Group of the OES Committee.
     Jeffrey D. Spahr has served as President and General Manager of Superior Materials Holdings, LLC, our Michigan joint venture with the Edw. C. Levy Co., since April 2007. From January 2003 through March 2007, Mr. Spahr served as President of U.S.C. Michigan Inc., a subsidiary of U.S. Concrete. From 1995 through January 2003, he served as President of Fendt Transit Mix, Inc., a company we acquired in November of 1999 as the regional platform company for continued growth in Michigan. From 1978 through 1995, Mr. Spahr served in various positions of increasing responsibility, including general manager and chief executive officer of the concrete anchoring systems and parts division of Day Industries, Inc., a manufacturer of automotive and other OEM products. Mr. Spahr has over 20 years of management and manufacturing experience and was past Chairman of the Michigan Concrete Association.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
          The following Compensation Discussion and Analysis describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”). This Compensation Discussion and Analysis addresses the following topics:
•	our compensation committee structure and its responsibilities;

•	our compensation-setting process;

•	our compensation philosophy and policies regarding executive compensation;

•	the elements of our executive compensation program, including our compensation decisions for fiscal years 2006 and 2007, and for the first quarter 2008; and

•	post-employment arrangements for our executive officers.
Structure and Responsibilities of the Compensation Committee
          Compensation Committee Members and Independence
          Messrs. Porter, Piecuch and Simpson are the members of the compensation committee. Mr. Porter, who has served on our Board of Directors for approximately seven years, is the committee chairman. The Board has determined that each member of the compensation committee is an “independent director” in accordance with the applicable rules of the SEC and the applicable listing standards of the Nasdaq.
          Responsibilities of Committee
          There are three primary responsibilities of our compensation committee: (1) to discharge the Board’s responsibilities relating to compensation of our executives and directors; (2) to oversee the adoption of policies that govern our compensation programs, including stock and incentive plans; and (3) to produce annual reports relating to our compensation discussion and analysis for inclusion in the proxy statements for our annual meetings. The committee operates under a written charter adopted by our Board. A copy of the charter is available at www.us-concrete.com under Investor Relations — Corporate Governance. Pursuant to the charter, the committee has the resources necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants as it deems necessary. The following are the key functions of the compensation committee, any of which may be delegated to one or more subcommittees, as the committee may deem necessary or appropriate:
•	review the competitiveness of our compensation programs for executive officers to (1) ensure the attraction and retention of executive officers, (2) ensure the motivation of our executive officers to achieve our business objectives, and (3) align the interest of our executive officers and key employees with the long-term interests of our stockholders;

•	review trends in management compensation, oversee the development of new compensation plans and, when necessary, approve the revision of existing plans;

•	evaluate the performance of our chief executive officer and other executive officers;

•	periodically review the compensation paid to nonemployee directors through annual retainers and meeting fees and, after consulting with the nominating and corporate governance committee, make recommendations to the Board for any adjustments;

•	approve the salaries, bonuses and other compensation for all our executive officers;

•	review and approve compensation packages for new executive officers and termination packages for executive officers as may be suggested by management;

•	review and discuss with the Board and our executive officers plans for executive officer development and corporate succession plans for the chief executive officer and other executive officers;

•	review and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans;

•	administer our employee benefit plans and discharge any responsibilities imposed on the committee under those plans, including making and authorizing grants, in accordance with the terms of those plans;

•	review periodic reports from management on matters relating to personnel appointments and practices;

•	review and discuss with management our compensation discussion and analysis and produce annual reports relating to our compensation discussion and analysis for inclusion in the proxy statements for our annual meetings in compliance with applicable SEC rules and regulations; and

•	annually evaluate the committee’s performance and its charter.
The Compensation-Setting Process
          Committee Meetings
          Our compensation committee meets as often as necessary to perform its duties and responsibilities and works with management to establish the agenda for each meeting. The committee held seven meetings and took action by unanimous written consent on two occasions during 2007, and met two times during the first three months of 2008.
          The committee typically meets at least annually with our chief executive officer, vice president of human resources and, where appropriate and as needed, general counsel and outside advisors. The committee also meets as needed in executive sessions without management, including at least annually, to evaluate the performance of our chief executive officer, to determine his bonus for the prior fiscal year, to set his base salary for the then current calendar year, and to consider and approve any grants to him of equity incentive compensation. The committee typically receives and reviews materials in advance of each meeting. These materials include information that our management believes will be helpful to the committee, as well as materials that the committee has specifically requested. Depending on the agenda for the particular meeting, this information may include:
•	reports of other officers’ and general managers’ compensation;

•	financial reports on year-to-date performance versus budget and versus prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	information regarding compensation levels at peer groups of companies identified by our compensation committee and compensation consultants, and reports on U.S. Concrete’s two-year performance and current year performance versus those peer groups;

•	management’s proposals for salary, bonus and long-term incentive compensation; and

•	proposed bonus information on all Houston corporate office employees.
          Management’s Role in the Compensation-Setting Process
          Management plays a key role in the compensation-setting process. The most significant aspects of management’s role are:
•	recommending salary adjustments and restricted stock awards;

•	recommending business performance targets and objectives for approval by the compensation committee in connection with incentive compensation plans; and

•	evaluating employee performance.

          The compensation committee has designated our chief executive officer, chief financial officer and vice president of human resources as, collectively, the “Administrator” of our short-term incentive plan, which is our annual cash bonus plan. The compensation committee chose those individuals because of their access to financial information and individual performance criteria necessary to administer the plan. The Administrator has the authority to interpret the plan, to exercise discretion in interpolating performance levels and award payouts outside of or between the designated benchmarks, as well as to take all steps and make all determinations in connection with the incentive plan and bonus payouts as it deems necessary. All award payouts must be approved by the committee.
          Our chief executive officer also participates in committee meetings at the committee’s request to provide:
•	background information regarding U.S. Concrete’s strategic objectives;

•	his evaluations of the performance of all senior executive officers; and

•	compensation recommendations as to all executive officers (other than himself).
Executive Compensation Philosophy and Policies
          Our ability to hire and retain executives and other key employees with the necessary skills and experience to strengthen our Company is essential to our success and the success of our stockholders. Thus, the objectives of our executive compensation program are to:
•	attract and retain highly qualified and productive individuals on our management team;

•	motivate our management team to achieve annual and long-term financial goals; and

•	align our management team’s interests with the investment interests of our stockholders.
We believe that we offer a work environment in which executive employees can find attractive career challenges and opportunities. However, we also understand that our executive employees have a choice regarding where they pursue their careers, and the compensation we offer plays a significant role in their decision to choose to remain with us. In order to achieve our objectives, our executive compensation program is designed to:
•	Be competitive. We seek to deliver fair and competitive compensation for our executive employees, including the NEOs, by targeting compensation at or near the market median in the peer groups described below.

•	Emphasize stock ownership. Our compensation philosophy includes using equity-based compensation to attract and retain executive officers and align executive compensation with the interests of our stockholders.

•	Reward performance. We seek to compensate our executive officers fairly for their contributions to our short- and long-term performance. As described in more detail below, the primary components of our executive compensation programs are annual base salaries, annual bonuses and long-term equity incentives.
We believe these principles will reward and encourage our management to deliver increasing stockholder value over time, and help us to attract and retain top executive talent.
          Compensation Consultants and Competitive Benchmarking
          In setting each executive’s base salary and annual bonus, and in awarding any long-term incentive compensation, our compensation committee considers comparative compensation information for equivalent positions from peer companies, using benchmark and market data collected and prepared by both the compensation committee’s executive compensation consultants and U.S. Concrete’s management. In general, our compensation policy is to attempt to provide total direct compensation levels for our NEOs, as well as for other employees, that are competitive (i.e., at approximately the 50th percentile) with the peer groups described below.
          The compensation committee uses the 50th percentile as a benchmark for each component of compensation. The level of base salary for each executive relative to the median will reflect such individual’s tenure with our company, overall experience and level of performance. The level of performance-based pay for each executive relative to the 50th percentile reflects our annual performance relative to our budget approved by our Board and individual performance. As a result of our past performance, the total direct compensation for NEOs currently falls at approximately the 25th percentile. However, our compensation committee has the flexibility to adjust compensation for key executives with significant industry experience and/or outstanding sustained performance over a period of time, and for executives within individual business units that achieve excellent performance when company results are below budget in the aggregate.
          Corporate performance objectives typically have been established based on EBITDA, contribution margin and safety rates to budgeted levels for each business unit and for all of U.S. Concrete. We generally define EBITDA as our net income (loss), plus (1) the provision (benefit) for income taxes, (2) net interest expense, (3) noncash impairments and (4) depreciation, depletion and amortization. Our compensation committee periodically reviews the appropriateness of this financial measure, as used in our incentive plans, the degree of difficulty in achieving the targets based on this measure, as well as certain strategic and nonfinancial objective criteria.
          For 2007, compensation data was obtained from Towers Perrin, a nationally recognized executive compensation consulting firm, and supplemented with data obtained from Equilar, a proxy compensation database resource, to ascertain the median target level for total compensation. The compensation committee engaged Towers Perrin in the first quarter of fiscal 2008 to provide us with specific industry peer group competition data (the “Industry Peer Group”). The compensation committee selected Towers Perrin based on management’s recommendation, and the compensation committee’s engagement of Towers Perrin in prior years for competitive benchmarking purposes. Other than reviewing management’s recommendations regarding salary adjustments and restricted stock awards prior to submittal to the compensation committee, Towers Perrin does not provide any other services for our company. We utilize Equilar to obtain compensation data for domestic companies in the construction industry with revenues between $700 million and $1billion (the “Construction Peer Group”). Management selected Equilar as a cost-effective solution to obtain compensation data for the Construction Peer Group, and we do not use Equilar for any other purpose. The Towers Perrin data is used in conjunction with data from Equilar, on an equal weighting, to determine median target levels for base pay, annual bonus and long-term incentive compensation. We have used Towers Perrin for the last four years and Equilar for the past two years for this purpose.
          Towers Perrin provided compensation data for six companies in the Industry Peer Group for the CEO, the CFO and the next three highest paid officers. Each of the Industry Peer Group companies is involved in the concrete, aggregates or building products industry. We believe that these specific industries are appropriate for determining peers because they provide a reasonable point of reference for comparing similar business environments. We obtained compensation data from Equilar for 12 companies in the Construction Peer Group with officer positions with similar titles as our executive officers. Each of the Construction Peer Group companies is involved in the general construction industry and has revenues similar to those of U.S. Concrete. We believe that revenue size is appropriate for determining peers because it provides a reasonable point of reference for comparing like positions and scope of responsibility. For 2007, the comparison groups consisted of the following companies:

Industry Peer Group Companies	Construction Peer Group Companies
Amcol International Corp.	Apogee Enterprises Inc.
Astec Industries Inc.	Brookfield Homes Corp.
Florida Rock Industries Inc.	Bucyrus International Inc.
Martin Marietta Materials Inc.	Drew Industries Inc.
USG Corp.	Eagle Materials Inc.
Vulcan Materials Co.	Elkcorp Infrsource Services Inc.
Insignia Financial Group Inc./DE/
Integrated Electrical Services Inc.
Layne Christensen Co
Mastec Inc.
Simpson Manufacturing Co. Inc./CA/
Texas Industries Inc.
Given the changing nature of our industry and the construction industry, the actual companies used in the benchmarking process may vary year to year.
          Components of Executive Compensation
          The primary components of our executive compensation programs are as follows:
Annual Base Salaries. This fixed component of pay is based on an individual’s particular skills, responsibilities, experience and performance. The executive officers, as well as other salaried employees, are eligible for annual increases based on performance, experience and/or changes in job responsibilities.

Annual Bonuses. This variable cash component of pay is based on an individual’s achievement of specified operational, strategic, safety and individual goals.
Long-Term Equity Incentives. This variable equity component of pay is based on an individual’s grade level.
Perquisites and other Executive Benefits. Refer to the “Perquisites and Other Benefits” section below.
Deferred Compensation Plan. Effective January 1, 2008, all executive officers are eligible to participate in our deferred compensation plan, under which they may defer up to 80% of their base compensation and 100% of their incentive compensation.
Retirement and Post-Retirement Benefit. Our executive officers are eligible to participate in our 401(k) Plan which we make available to substantially all of our employees, and pursuant to which we match employee contributions dollar-for-dollar up to 5% of an employee’s annual salary, but not exceeding statutory limitations.
Employee Stock Purchase Plan (“ESPP”). Our executive officers are eligible to participate in our ESPP, which we make available to all employees who work at least 20 hours a week and five months a year. The ESPP permits eligible employees to purchase shares of the our common stock at a 15% discount through payroll deductions.
Health and Welfare Benefits. The executive officers are eligible to participate in benefit programs that are available to substantially all salaried employees which provide for basic life, disability, and health insurance needs.
Elements of Our Executive Compensation Program
          Base Salary
          Our compensation committee’s general approach is to determine base salaries initially by evaluating the levels of responsibility, prior experience and breadth of knowledge of the executives, internal equity issues and external pay practices. The committee reviews executive salaries annually based on a variety of factors, including individual scope of responsibility and accountability, individual performance, general levels of market salary increases and U.S. Concrete’s overall results. The committee generally grants salary increases within a pay-for-performance framework. The committee assesses performance for base salary purposes based on (1) goal accomplishments, with such goals being set by supervisors, or in the case of the chief executive officer, by the Board, and (2) job-related behaviors relative to defined competencies, such as productivity, ownership, teamwork, corporate citizenship and managerial competence. The 2007 base salaries for the NEOs who were employed by us on December 31, 2007 were as follows:

Name and Title(1)	2007 Base Salary(2)
Michael W. Harlan, President and Chief Executive Officer	$465,000

Robert D. Hardy, Executive Vice President and Chief Financial Officer	$325,000

William T. Albanese, Vice President of Business Development — Northern California	$290,951

Thomas J. Albanese, Executive Vice President of Sales — Bay Area Region	$290,951

Scott R. Evans, Regional Vice President — South Central Region	$240,000

M. Terry Green, Senior Vice President — Operations	$213,500

(1)	This table includes information for each of our NEOs, except Mr. Martineau, our former president and chief executive officer, who retired from U.S. Concrete on May 24, 2007, and who now works for us as a consultant. For details concerning Mr. Martineau’s Consulting Agreement, see “- Post-Employment Arrangements for Our Executive Officers — Martineau Consulting Agreement,” below.

(2)	This amount represents the base salary that was in effect for each NEO as of December 31, 2007, and does not reflect the amount actually received by the NEO for all of 2007. For amounts actually received by each NEO for 2007 see the “Summary Compensation Table,” below.

          Annual Bonus
          Our compensation committee considers awarding cash bonuses to executive officers on an annual basis. For 2007, the committee adopted a cash bonus plan designed to provide all our salaried employees, including all our executive officers, with additional performance incentives for meeting certain financial and individual goals during 2007. The short-term incentive plan’s objective for 2007 was to establish a bonus pool created by multiplying the overall sum of each participant’s annual base pay by a percentage determined by comparing our overall EBITDA performance to budgeted EBITDA. The amount of each participant’s individual target bonus was based on his or her grade level and is expressed as a percentage of his or her annual base pay. In order for any bonus to be paid out, the overall company EBITDA performance had to be equal to or greater than 85% of budget. If that level of performance had been attained, the individual bonus payout would have been based on: (1) the financial and nonfinancial performance of the business unit and (2) individual performance. The total bonus pool available to be paid was subject to increase or decrease at the discretion of the compensation committee, based on overall company and business unit(s) EBITDA performance compared to budget and/or prior-year performance. The percent of an individual’s target bonus available for payout was determined by the business unit’s performance relative to budget for each criteria listed below and its corresponding weighting:

Criteria	Weighting
EBITDA	50%
Contribution Margin	30%
Safety Rates	20%
          The business unit performance relative to each of the above criteria would have yielded a percent payout of the target bonus for such criteria based on a scheduled range. The sum of each criteria’s weighting multiplied by the percent of target bonus for the corresponding level of budget variance for such criteria would have yielded the percent of an individual’s target bonus available for payout of up to 200%. The amount of the available bonus to be paid to an individual was a function of their individual performance according to the following schedule, up to a maximum of 200% of such individual’s target bonus:

Individual Rating	% of Available Bonus Paid Out
0.0 (Below Threshold)	0% of the individual bonus portion
1.0 (Threshold)	70% of the individual bonus portion
2.0 (Target)	100% of the individual bonus portion
3.0 (Optimum)	120% of the individual bonus portion
          The overall company EBITDA performance for 2007 was approximately 76% of budget. The 85% threshold required for any bonus to be paid out was not met, so participants did not receive any cash bonus under the 2007 Incentive Plan. However, the compensation committee exercised its discretion and awarded cash bonuses to a limited number of participants, none of whom were NEOs, to reward certain participants for the accomplishment of strategic objectives and to recognize the above-average performance of a certain business unit. None of the NEOs received a cash bonus for 2007 performance pursuant to the 2007 Incentive Plan, or otherwise.
          For at least the last three years, total direct compensation (base salary, annual bonus and long-term incentives) for our five most highly paid executives has fallen to approximately the 25th percentile of applicable peer groups.
          Incentive Compensation, Restricted Stock and Nonqualified Stock Option Awards
          Our compensation committee believes that equity compensation is one of the most effective means of creating a long-term link between the compensation provided to executive officers and other key management personnel and gains realized by our stockholders. Currently, our policy is to use restricted stock as the primary form of equity compensation for our executive officers and nonqualified stock options as a secondary form of equity compensation. Initially, we awarded stock options as the primary form of equity compensation because of their favorable accounting and tax treatments. However, beginning in 2003, primarily as a result of the impending change in the accounting treatment for stock options, we began emphasizing restricted stock grants to executives and key employees in lieu of stock options. We granted a limited number of stock options in 2007 to provide a long-term incentive component to executive compensation that was competitive with the external market. Our prior approach involving granting equity awards to many levels of salaried employees has been revised, and we have reduced the number of employees eligible for equity award grants due to the implementation of SFAS No. 123(R), as well as the position of various institutional stockholder representative groups regarding the percentage of outstanding shares that should be granted on an annual basis to employees.

          We have assessed our practice of granting shares of restricted stock as our primary form of equity compensation to employees, particularly members of senior management, and concluded that grants of restricted stock provide a motivating form of incentive compensation while permitting us to issue fewer shares than would underlie option grants, thereby reducing potential dilution. We continue to use restricted stock awards as our primary long-term incentive vehicle because:
•	restricted stock awards help to align the interests of executives with those of the stockholders, foster employee stock ownership, and contribute to the focus of the management team on increasing value for the stockholders; and

•	the vesting period encourages executive retention.
          In determining the number of shares of restricted stock and nonqualified stock options to be granted to our executive officers, our compensation committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the individual’s historic and recent performance. The compensation committee currently intends to continue to use restricted stock in the future as the primary form of long-term incentive compensation.
          The compensation committee’s practice has been to determine the dollar amount of equity compensation to be provided and to then grant a number of shares of restricted stock and/or nonqualified stock options that have a fair market value equal to that amount as of the date of grant. With the exception of promotions, new hires and employees of acquired companies, the committee generally makes these awards during the first quarter of each year.
          Generally our awards of restricted stock vest in equal installments over a four-year period. However, vesting may be accelerated following a change of control or other specified events involving the Company, or upon termination of the applicable employee’s employment by reason of death, disability or retirement. Additionally, vesting may be accelerated, if provided in a written employment or severance agreement between the Company and such executive officer, upon termination of such executive officer’s employment by the Company without cause or termination of such executive officer’s employment by such executive officer for good reason or good cause. We have agreements in effect now for each of the NEOs that would provide for early vesting in the circumstances described above.
          The compensation committee approved equity grants of 96,000, 145,500 and 152,000 shares of restricted stock to the named executive officers during 2006, 2007 and 2008, respectively, which related to their service in 2005, 2006 and 2007 and as an incentive to achieve U.S. Concrete’s future objectives. The shares of restricted stock represent the right to receive on the payout date specified in the award a number of shares of U.S. Concrete equal to the number of shares awarded, subject to the vesting requirements. The committee did not grant any stock options to employees, including the NEOs, in 2006 or 2007. In 2008, the committee granted stock options for 25,000 shares of our common stock to Mr. Harlan and 10,000 shares of our common stock to Messrs. Hardy and Green.
          The equity grants received during 2006, 2007 and 2008 by those NEOs who were employed by us on December 31, 2007,were as follows:

	2006 Restricted	2007 Restricted	2008 Restricted	2008 Option
Name(1)	Stock Awards	Stock Awards	Stock Awards	Awards
Michael W. Harlan, President and Chief Executive Officer	27,000	37,500	30,000	25,000

Robert D. Hardy, Executive Vice President and Chief Financial Officer	15,000	20,000	30,000	10,000

William T. Albanese, Vice President of Business Development — Northern California	7,000	10,000	20,000	—

Thomas J. Albanese, Executive Vice President of Sales—Bay Area Region	7,000	10,000	20,000	—

Scott R. Evans, Regional Vice President — South Central Region (2)	N/A	15,000	26,000	—

M. Terry Green, Senior Vice President — Operations (2)	N/A	13,000	26,000	10,000

(1)	This table includes information for each of our NEOs, except Mr. Martineau, our former president and chief executive officer, who retired from U.S. Concrete on May 24, 2007, and who now works for us as a consultant. Mr. Martineau received restricted stock awards of 40,000 shares in each of 2006 and 2007. For details concerning Mr. Martineau’s Consulting Agreement, see “- Post-Employment Arrangements for Our Executive Officers — Martineau Consulting Agreement,” below.

(2)	Messrs. Evans and Green were not NEOs for 2006.
          Retirement Plans
          We maintain a 401(k) plan pursuant to which we match employee contributions dollar-for-dollar up to 5% of an employee’s annual salary, but not exceeding statutory limitations.
          Employee Stock Purchase Plan
          Our ESPP is available to all employees who work at least 20 hours a week and five months a year. The ESPP permits eligible employees to purchase shares of our common stock at a 15% discount through payroll deductions. Employees elect a whole number percentage between 1% and 10% of gross salary to be deducted from paychecks. A six-month deduction is used to purchase our stock at a price equal to 85% of the price on the last day of the offering period. Shares are deposited into a brokerage account for each employee following the end of each offering period in June and December. We believe the ESPP (1) enables employees to share in the growth of our company, (2) provides a systematic, convenient approach to investing and (3) positively impacts and influences our balance sheet by providing a source of cash.
          Deferred Compensation Plan
          Effective January 1, 2008, all our executive officers are eligible to participate in our deferred compensation plan. Prior to January 1, 2008, the plan was only offered to Messrs. Martineau, Harlan, William Albanese and Thomas Albanese. Under our amended deferred compensation plan, participating executive officers may defer up to 80% of their base compensation, and up to 100% of their incentive compensation. The deferral reduces the participating executives’ federal taxable income in the year of deferral. However, Federal Insurance Contributions Act (FICA) contributions, Medicare and local income taxes are paid at the time of deferral. Investment options include 14 mutual funds in which deferred funds may be invested, as selected by each participant. Participants can elect multiple future dates in which to receive payment of the deferred funds. When an individual receives a distribution of the previously deferred funds, federal income tax is due on the amount distributed. Effective February 15, 2008, participating executive officers are also allowed to defer supplemental retirement funds, beyond the 401(k) statutory limitations, in the deferred compensation plan. Those supplemental retirement funds are not eligible for our annual matching 401(k) contribution.
          The NEOs currently participating in the amended plan are Messrs. Martineau (Mr. Martineau is no longer deferring compensation following his retirement in May 2007, but he still has previously deferred funds in the, plan), Harlan, Hardy, William Albanese and Thomas Albanese.
          Perquisites and Other Benefits
          We provide certain executive officers with employee benefits and perquisites. Except as we have noted under “Elements of Our Executive Compensation Program,” the employee benefits programs in which our executive officers participate (which provide benefits such as medical coverage, group term life insurance protection, and a matching contribution to our 401(k) retirement plan) are generally the same programs offered to substantially all our salaried employees. These programs are intended to promote the health and financial security of our employees. The programs are provided at competitive market levels to attract, retain and reward employees.
          Perquisites did not constitute a material portion of the compensation to the NEOs for 2007, and there were no perquisites to executive officers requiring disclosure for 2007. We believe the perquisites provided are consistent with general industry practice and reasonable.
Post-Employment Arrangements for Our Executive Officers
          Martineau Consulting Agreement
          Eugene P. Martineau, our former chief executive officer, president and member of our Board of Directors, retired from U.S. Concrete and resigned from each of his officer and director positions effective as of May 24, 2007. At a meeting held on February 23, 2007, our Board of Directors approved a consulting agreement between Mr. Martineau and us. The consulting agreement provides for, among other things:

•	the resignation by Mr. Martineau from his positions as our chief executive officer and as a member of our Board of Directors, as well as from all positions as an officer and director of our subsidiaries, effective as of the date of the 2007 annual meeting of stockholders, May 24, 2007 (the “Effective Date”);

•	the engagement of Mr. Martineau as a consultant to us for a three-year period beginning with the Effective Date and continuing to the third anniversary of the Effective Date, unless terminated earlier (the “Consulting Period”);

•	consulting payments by us to Mr. Martineau of $458,000 during each year of the Consulting Period;

•	the continued vesting of Mr. Martineau’s outstanding stock incentive awards during the Consulting Period, and the complete vesting of any of Mr. Martineau’s outstanding stock incentive awards on the last day of the Consulting Period, unless Mr. Martineau’s engagement as a consultant is terminated for cause, as defined in the agreement;

•	the continued eligibility of Mr. Martineau, his spouse and his eligible dependents under our group health and medical benefit programs to the same extent such benefits are generally made available to active employees of ours at the applicable active employee premium rate, in lieu of any statutory-based continuation coverage; and

•	reimbursement by us of Mr. Martineau’s reasonable business expenses, including business-related travel, incurred by Mr. Martineau in performance of his duties as a consultant, relating to performance requested by us or related to Mr. Martineau’s participation in certain specified industry organizations on our behalf, in accordance with the consulting agreement.
          In addition, the consulting agreement provides that if we terminate Mr. Martineau’s consulting relationship with us without cause, as defined in the agreement, he will continue to receive the payments and benefits described above through the end of the Consulting Period and his stock options, restricted stock awards, restricted stock units and similar awards will vest and become fully exercisable on the date of termination. If we terminate Mr. Martineau’s consulting relationship for cause or if Mr. Martineau terminates the relationship for any reason, our obligation to make the payments described above will terminate as of the date of termination and, except in the case of his termination by reason of a disability, as defined in the agreement, Mr. Martineau’s stock options, restricted stock awards, restricted stock units and similar awards will be subject to certain restrictions on exercisability and vesting.
          The consulting agreement also provides that, in the event of a change in control, as defined in the agreement, the Consulting Period will immediately end and we will pay Mr. Martineau a lump-sum payment in the amount of $900,000, in lieu of any further payments or benefits under the agreement. However, payments aggregating a significantly smaller amount may be payable upon a termination of the agreement.
          Severance Benefits Pursuant to Executive Severance Agreements
          In 2007, our compensation committee determined that it was in our best interest to enter into executive severance agreements with uniform terms and conditions with certain executive officers and employees, including each of the NEOs. Prior to entering into such executive severance agreements, the severance benefits varied among the NEOs, as we had entered into employment agreements with Messrs. Harlan, William Albanese, Thomas Albanese and Green, we had entered into a letter agreement with Mr. Hardy, and we had not entered into any agreement with Mr. Evans. Therefore, on July 31, 2007, we entered into new Executive Severance Agreements with Messrs. Harlan, Hardy, Thomas Albanese, Evans and Green, and on January 18, 2008, we entered into a similar Executive Severance Agreement with William Albanese. These Executive Severance Agreements superseded and replaced the other agreements previously agreed to between us and the applicable officers.
          Each executive severance agreement provides for severance payments and other benefits following termination of the applicable officer’s employment under various scenarios, as described below. We believe these severance benefits should reflect the fact that it may be difficult for such employees to find comparable employment within a short period of time. We also believe that any such employee should be separated from us as soon as practicable. Each such agreement also contains a confidentiality agreement, requiring the applicable officer to maintain the confidentiality of confidential information we provide him, as well as a noncompetition agreement that generally extends for one year after the officer’s employment terminates (subject to extension in the event of a change of control, so that the noncompetition agreement will extend to cover the number of months used to determine the severance benefits payable to him (as described below)).

          In the case of a termination of the applicable officer’s employment either by us without “cause” or by the officer for “good cause,” the officer would generally be entitled to the following severance benefits:
•	a lump-sum payment in cash equal to the officer’s monthly base salary in effect on the date of termination multiplied by 12, together with a prorated amount of monthly base salary for any partial month in which the termination occurs;

•	a lump-sum payment in cash equal to the amount of the officer’s (1) target bonus for the bonus year in which the termination occurs, prorated based on the number of days in the bonus year that have elapsed prior to the termination, and (2) the value of unused vacation days earned the year prior to the year in which the termination occurs, plus pro rata vacation days earned in the year in which the termination occurs;

•	payment by us of all applicable medical continuation premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for the benefit of the officer (and his covered dependents as of the date of his termination, if any) under his then-current plan election for 18 months after termination; and

•	immediate vesting of all outstanding and previously unvested stock options, restricted stock awards, restricted stock units and similar awards granted to the officer by us prior to the date of termination, and immediate lapsing of any restrictions, forfeiture conditions or other conditions or criteria applicable to any such awards on the date of termination.
          Our senior management and other employees have made significant contributions to U.S. Concrete over the past several years, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interest of our senior management should be aligned with our stockholders, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our stockholders generally. Compared to the overall value of our company, these potential change of control benefits are relatively minor.
          In the event there is a “change in control” of our company and within one year thereafter the officer’s employment is terminated by us without cause or by the officer for good cause, the lump-sum payments described above with respect to monthly base salary and target bonus will each be increased by multiplying them by: 3, in the case of Mr. Harlan; 2.5, in the case of Messrs Hardy and Green; 2, in the case of Messrs. Thomas Albanese and Evans; or 1, in the case of Mr. William Albanese.
          In the case of termination by reason of the officer’s death or long-term/permanent disability, the officer or his heirs would be entitled to substantially the same benefits as outlined above for a termination by us without cause or by the officer for good cause, except that any unvested stock options would not become vested, but instead would terminate immediately.
          In the case of a termination of the applicable officer’s employment either by us for cause or by the officer without good cause, the officer would be entitled to payments for his pro rata monthly base salary and unused vacation, in each case through the date of termination, and (except in the case of a for cause termination for gross negligence or willful misconduct or neglect) all unvested stock options, restricted stock, restricted stock units and other awards held by the officer would be cancelled. Also, in the case of a termination by us for cause, all vested stock options held by the officer would remain exercisable for a period of up to 90 days, after which they would expire.
          Under each Executive Severance Agreement, we would have “cause” to terminate the applicable officer’s employment in the event of:
•	the officer’s gross negligence, willful misconduct or willful neglect in the performance of his material duties and services to us;

•	the officer’s final conviction of a felony by a trial court, or his entry of a plea of nolo contendere to a felony charge;

•	any criminal indictment of the officer relating to an event or occurrence for which he was directly responsible which, in the business judgment of a majority of our Board of Directors, exposes our company to ridicule, shame or business or financial risk; or

•	a material breach by the officer of any material provision of the Executive Severance Agreement.
On the other hand, the officer generally would have “good cause” to terminate his employment if there is:

•	a diminution in his then current monthly base salary;

•	a material change in the location of his principal place of employment by us;

•	any material diminution in his current position or any title or position to which he has been promoted;

•	any material diminution of his authority, duties or responsibilities from those commensurate and consistent with the character, status and dignity appropriate to his current position or any title or position to which he has been promoted (provided, however, that if at any time he ceases to have such duties and responsibilities because we cease to have any securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or cease to be required to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, then the officer’s authority, duties and responsibilities will not be deemed to have been materially diminished solely due to the cessation of such publicly traded company duties and responsibilities);

•	any material breach by us of any material provision of the Executive Severance Agreement, including any failure by us to pay any amount due under the Executive Severance Agreement; or

•	with respect to either Mr. Harlan or Mr. Hardy, any restructuring of his direct reporting relationship within our company.
          Under each Executive Severance Agreement, a “change in control” will be deemed to have occurred on the earliest of any of the following dates:
•	the date our company merges or consolidates with any other person or entity, and the voting securities of our company outstanding immediately prior to such merger or consolidation do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power of the voting securities of our company or such surviving entity outstanding immediately after such merger or consolidation;

•	the date our company sells all or substantially all of our assets to any other person or entity;

•	the date our company is dissolved;

•	the date any person or entity together with its affiliates becomes, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all then outstanding voting securities of our company; or

•	the date the individuals who currently constitute the nonemployee members of our Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the nonemployee members of our Board, provided that, for purposes of this clause, any person becoming a director whose election or nomination for election by our stockholders was approved by a vote of at least 80% of the directors comprising the Incumbent Board then still in office (or whose election or nomination was previously so approved) will be considered as though such person were a member of the Incumbent Board.

          Based on a hypothetical termination date of December 31, 2007 for each of our NEOs, the severance benefits for those NEOs due to a termination either by us without “cause” or by the officer for “good cause” pursuant to the terms of the Executive Severance Agreements would have been as follows:

			Healthcare
			and Other	Fair Market Value of
	Total Base	Targeted	Insurance	Accelerated Equity
Name(1)	Salary Sum	Bonus	Benefits	Compensation	Total
Michael W. Harlan	$465,000	$348,750	$18,000	$424,172	$1,255,922

Robert D. Hardy	$325,000	$195,000	$18,000	$145,688	$683,688

William T. Albanese (2)	$174,236	$52,270	$11,950	$74,925	$316,518

Thomas J. Albanese	$290,951	$116,380	$5,790	$74,925	$488,046

Scott R. Evans	$240,000	$96,000	$18,000	$89,494	$443,494

M. Terry Green	$213,500	$85,400	$11,950	$89,910	$400,760

(1)	This table includes information for each of our NEOs, except Mr. Martineau, our former president and chief executive officer, who retired from U.S. Concrete on May 24, 2007, and who now works for us as a consultant. For details concerning Mr. Martineau’s Consulting Agreement, see “— Martineau Consulting Agreement,” above.

(2)	Mr. Albanese’s benefits were calculated pursuant to his Executive Severance Agreement, which did not become effective until January 18, 2008. Pursuant to Mr. Albanese’s prior agreement, which was in effect on December 31, 2007, Mr. Albanese was to receive (a) a lump-sum amount equal to a multiple of 1 times the amount of his base salary; (b) a lump sum equal to the greater of: (i) the average amount of his bonus in the preceding three years; or (ii) if, within 30 days of the date of termination we are on target to pay bonuses to executive officers for the bonus year during which termination occurs, the amount of his target bonus for that bonus year (we were not on target to pay bonuses to executive officers for the fiscal year 2007; Mr. Albanese received bonuses in the amount of $0, $70,000 and $45,000 for the years 2004, 2005 and 2006, respectively); (c) 18 months of health benefits; and (d) all equity compensation of Mr. Albanese would have immediately vested.
          Based on a hypothetical termination date of December 31, 2007 for each of our NEOs, the change in control termination benefits for those NEOs pursuant to the terms of the Executive Severance Agreements would have been as follows:

				Fair Market
				Value of
			Healthcare And	Accelerated
	Total Base		Other Insurance	Equity
Name(1)	Salary Sum	Targeted Bonus	Benefits	Compensation	Tax Gross Up	Total
Michael W. Harlan	$1,395,000	$1,046,250	$18,000	$424,172	$645,039	$3,528,461

Robert D. Hardy	$812,500	$487,500	$18,000	$145,688	$194,678	$1,658,366

William T. Albanese (2)	$174,236	$52,270	$11,950	$74,925	$0	$313,381

Thomas J. Albanese	$581,902	$232,760	$5,790	$74,925	$0	$895,377

Scott R. Evans	$480,000	$192,000	$18,000	$89,494	$0	$779,494

M. Terry Green	$533,750	$213,500	$11,950	$89,910	$17,292	$866,402

(1)	This table includes information for each of our NEOs, except Mr. Martineau, our former president and chief executive officer, who retired from U.S. Concrete on May 24, 2007, and who now works for us as a consultant. For details concerning Mr. Martineau’s Consulting Agreement, see “Post-Employment Arrangements for Our Executive Officers.”

(2)	Mr. Albanese’s benefits were calculated pursuant to his Executive Severance Agreement, which did not become effective until January 18, 2008. Pursuant to Mr. Albanese’s prior agreement, which was in effect as of December 31, 2007, Mr. Albanese was to receive (a) a lump-sum amount equal to a multiple of 2 times the amount of his base salary; (b) a lump sum equal to the greater of: (i) the average amount of his bonus in the preceding three years; or (ii) if within 30 days of the date of termination we are on target to pay bonuses to executive officers for the bonus year during which termination occurs, the amount of his target bonus for that bonus year (we were not on target to pay bonuses to executive officers for the fiscal year 2007; Mr. Albanese received bonuses in the amount of $0, $70,000 and $45,000 for the years 2004, 2005 and 2006, respectively); (c) 18 months of health benefits; and (d) all equity compensation of Mr. Albanese would have immediately vested.

Compliance with Internal Revenue Code Section 162(m)
          Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. The compensation committee plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with our compensation objectives.
Conclusion
          Based upon its review of our overall executive compensation program, the compensation committee believes our executive compensation program, as applied to our executive officers, is appropriate and is necessary to retain the executive officers who are essential to our continued development and success, to compensate those executive officers for their contributions and to enhance stockholder value. The committee believes that the total compensation opportunities provided to our executive officers creates a commonality of interest and alignment of our long-term interests with those of our stockholders.

REPORT OF THE COMPENSATION COMMITTEE
          We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
          This report is furnished by the Compensation Committee of the Board of Directors.

T. William Porter, Chairman
John M. Piecuch
Murray S. Simpson
          Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Report of the Compensation Committee shall not be deemed to be filed with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

SUMMARY COMPENSATION TABLE
          The following table sets forth the compensation we paid for 2006 and 2007 to Named Executive Officers.

Change in
Pension
Value and
Nonqualified
						Restricted				Non-Equity		Deferred
						Stock		Option		Incentive Plan		Compensation		Other
Name and Principal Position	Year	Salary(1)(2)		Bonus(3)		Awards(4)		Awards(5)		Compensation(6)		Earnings(7)		Compensation(8)		Total
Eugene P. Martineau, former President and Chief Executive Officer	2007 2006	$ $	281,068 642,923	$ $	0 135,802	$ $	389,027 334,335	$ $	0 8,223	$ $	0 131,198	$ $	0 0	$ $	276,220 23,166	$ $	946,315 1,292,998

Michael W. Harlan, President and Chief Executive Officer	2007 2006	$ $	423,333 389,923	$ $	0 66,614	$ $	276,070 226,506	$ $	0 6,579	$ $	0 64,386	$ $	0 0	$ $	30,344 26,279	$ $	729,747 789,833

Robert D. Hardy, Executive Vice President and Chief Financial Officer	2007 2006	$ $	306,250 243,750	$ $	0 30,900	$ $	170,829 125,031	$ $	0 0	$ $	0 44,100	$ $	0 0	$ $	23,940 23,471	$ $	501,019 467,252

William T. Albanese, Vice President of Business Development — Northern California	2007 2006	$ $	290,394 292,278	$ $	0 2,614	$ $	68,706 54,587	$ $	0 2,056	$ $	0 42,386	$ $	0 0	$ $	24,387 19,409	$ $	383,487 414,936

Thomas J. Albanese, Executive Vice President of Sales — Bay Area Region	2007 2006	$ $	290,394 292,275	$ $	0 14,473	$ $	68,706 54,587	$ $	0 2,056	$ $	0 30,527	$ $	0 0	$ $	17,833 17,624	$ $	376,933 392,279

Scott R. Evans, Regional Vice President — South Central Region (9)	2007		$240,000		$0		$77,243		$0		$0		$0		$25,837		$343,080

M. Terry Green, Senior Vice President — Operations (9)	2007		$211,875		$0		$80,307		$0		$0		$0		$19,806		$311,988

(1)	Cash compensation received by each NEO in 2007 and 2006 is found in the “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns, as well as a portion of the amount reflected in the “Other Compensation” column, of this table. The figures shown in the Salary column of this table reflect the amount actually received by the NEO, not such officer’s annual rate of pay for the applicable year; rates of pay may/would be higher than amounts shown if an officer began employment with us during a particular year and annual pay increases for all executive officers are generally not effective until April of such year. In addition, an officer’s rate of pay may change over the course of the year due to a change in job title or responsibilities.

(2)	The amounts shown in this column include that portion of salary that the NEOs may have deferred pursuant to our Deferred Compensation Plan. Aggregate deferrals by Messrs. Martineau, Harlan, William Albanese and Thomas Albanese of amounts included in the “Salary” column for 2007 are disclosed in “Nonqualified Deferred Compensation,” below.

(3)	No bonuses were paid to the NEOs for 2007 pursuant to the 2007 Incentive Plan (adopted under the 1999 Incentive Plan), or otherwise. The overall company EBITDA performance for 2007 was approximately 76% of budget, and the 85% threshold required for any bonus to be paid out under the 2007 Incentive Plan was not met. The amounts shown in the “Bonus” column for 2006 reflect 2006 bonuses paid in March 2007 pursuant to the 2006 Incentive Plan.

(4)	The amounts shown in the “Restricted Stock Awards” column represent the compensation cost recognized by the Company in 2007 under SFAS No. 123(R) for grants made in 2007 and prior fiscal years, disregarding estimated forfeitures. For financial statement reporting purposes, we determined the fair market value of a restricted stock award on the grant date using the closing price of our common stock on the date immediately preceding the date of grant amortized on a straight-line basis over the four year vesting period. We recognize the fair value of the award as the compensation expense over the requisite service period. The values shown in this column are not representative of the amounts that may eventually be realized by the executive.

(5)	The amounts shown in the “Option Awards” column represent the compensation cost recognized by the Company in 2007 under SFAS No. 123(R) for grants made in 2007 and prior fiscal years, disregarding estimated forfeitures. For financial statement reporting purposes, we determined the fair market value of a stock option award on the grant date using the closing price of our common stock on the date of grant. The values shown in this column are not representative of the amounts that may eventually be realized by the executive.

(6)	The amounts in the “Non-Equity Incentive Plan Compensation” column for 2006 reflect 2006 performance bonuses paid in March of 2007 pursuant to our 1999 Incentive Plan. The overall company EBITDA performance for 2007 was approximately 76% of budget. The 85% threshold required for any bonus to be paid out was not met, so NEOs did not receive any cash bonus under the 2007 Plan.

(7)	There are no nonqualified deferred compensation earnings reflected in this column because none of the NEOs received above-market or preferential earnings on such compensation during either 2006 or 2007.

(8)	The amounts in the “Other Compensation” column include the following items for fiscal year 2007:
(a)	Consulting fees paid to Mr. Martineau by us pursuant to his Consulting Agreement. For more information on Mr. Martineau’s Consulting Agreement, see “Post-Employment Arrangements for Our Executive Officers — Martineau Consulting Agreement,” above.

(b)	Matching contributions under our 401(k) Plan for Messrs. Martineau, Harlan, Hardy, William Albanese, Thomas Albanese, Evans and Green of $11,250 each.

(c)	Contributions to employee health insurance for Messrs. Martineau, Harlan, Hardy, William Albanese, Thomas Albanese, Evans and Green of $7,966, $12,000, $12,000, $7,966, $3,859, $12,000 and $12,000, respectively.

(d)	Life insurance premiums paid by us for Messrs. Martineau, Harlan, Hardy, William Albanese, Thomas Albanese, Evans and Green of $187, $690, $690, $276, $276, $662 and $590, respectively.
(9)	No information is reported for Messrs. Evans and Green, as they were not NEOs for 2006.

GRANTS OF PLAN-BASED AWARDS

									All Other	Grant
									Stock	Date Fair
									Awards:	Value of
		Compensation	Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Stock and
	Grant	Committee	Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(6)			of Shares	Option
Name	Date	Action Date(1)	Threshold(3)	Target(4)	Maximum(5)	Threshold(#)	Target (#)	Maximum (#)	of Stock	Awards(7)
Eugene P. Martineau	3/01/07	2/13/07	$0	$0	$0	N/A	40,000	N/A	0	$349,600

Michael W. Harlan	3/01/07	2/13/07	$174,375	$348,750	$697,500	N/A	37,500	N/A	0	$327,500
	7/02/07	6/04/07

Robert D. Hardy	3/01/07	2/13/07	$97,500	$195,000	$390,000	N/A	20,000	N/A	0	$174,800

William T. Albanese	3/01/07	2/13/07	$41,172	$82,344	$164,689	N/A	13,000	N/A	0	$87,400

Thomas J. Albanese	3/01/07	2/13/07	$54,896	$109,792	$219,585	N/A	13,000	N/A	0	$87,400

Scott R. Evans	3/01/07	2/13/07	$48,000	$96,000	$192,000	N/A	13,000	N/A	0	$131,100

M. Terry Green	3/01/07	2/13/07	$42,700	$85,400	$170,800	N/A	13,000	N/A	0	$113,620

(1)	The compensation committee generally approves annual long-term incentive awards at its February meeting. The compensation committee specifies an award effective date upon approval of an award.

(2)	The NEOs are eligible to earn annual non-equity incentive compensation under our short-term incentive plan for each fiscal year based on achievement of certain performance measures. The short-term incentive plan’s objective for 2007 was to establish a bonus pool created by multiplying the overall sum of each participant’s annual base pay by a percentage determined by comparing our overall EBITDA performance to budget. The amount of each participant’s individual target bonus was based on his or her grade level and was expressed as a percentage of his or her annual base pay. In order for any bonus to be paid out, the overall company EBITDA performance had to be equal to or greater than 85% of budget. If that level of performance had been attained, the individual bonus payout would have been based on: 1) the financial and nonfinancial performance of the business unit and 2), individual performance. The percent of an individual’s target bonus available for payout was to be determined by the entity’s performance relative to budget for the following criteria and its corresponding weighting: (50% EBITDA, 30% Contribution and 20% Safety Rates). The total bonus pool available to be paid out was subject to increase or decrease at the discretion of the compensation committee based on overall company and business unit(s) EBITDA performance compared to budget and/or prior year performance. The overall company EBITDA performance for 2007 was approximately 76% of budget. The 85% threshold required for any bonus to be paid out was not met, so the NEOs did not receive any cash bonus under the 2007 Incentive Plan. Although, the compensation committee determined to reward certain participants for the accomplishment of strategic objectives and to recognize the above-average performance of a certain business unit, and therefore exercised its discretion and awarded cash bonuses to a limited number of participants, none of these participants were NEOs.

(3)	The threshold bonus was established as one-half of the target bonus.

(4)	The percentage of base pay for the NEOs for the target bonus was as follows: Messrs. Harlan (75%), Hardy (60%), William Albanese (30%), Thomas Albanese (40%), Evans (40%) and Green (40%).

(5)	The Maximum bonus was established as double the target bonus.

(6)	Stock awards granted to the NEOs vest in equal installments over a four-year period from the date of grant. There is no threshold for these equity awards, but we are limited to annual grants of 100,000 shares of our common stock pursuant to our 1999 Incentive Plan. The target equity awards for the NEOs are based on their respective grade levels and the median.

(7)	The grant date fair value has been computed in accordance with SFAS No. 123(R), based on closing market price of our common stock on the date immediately preceding the date of the award. The fair market value of the stock awards granted effective as of March 1, 2007 was calculated using the closing market price of $8.74 on February 28, 2007. The fair market value of the stock award granted effective as of July 2, 2007 was calculated using the closing price of $8.69 on June 29, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares or	Market Value of
	Unexercised	Unexercised	Option	Option	Units of Stock That	Shares or Units of
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Stock That Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested (#)(1)	Vested (2)
Eugene P. Martineau	225,000 90,000 100,000 100,000	0 0 0 0	$8.00 $8.00 $7.00 $6.27	5/25/2009 3/2/2010 3/15/2011 2/29/2012	162,932	$542,564

Michael W. Harlan	175,000 70,000 60,000 80,000	0 0 0 0	$8.00 $8.00 $7.00 $6.27	5/25/2009 3/2/2010 3/15/2011 2/29/2012	127,379	$424,172

Robert D. Hardy	0	0	N/A	N/A	43,750	$145,688

William T. Albanese	25,000 25,000	0 0	$7.00 $6.27	3/15/2011 2/29/2012	22,500	$74,925

Thomas J. Albanese	25,000 25,000	0 0	$7.00 $6.27	3/15/2011 2/29/2012	22,500	$74,925

Scott R. Evans	5,000 10,000	0 0	$7.00 $6.27	3/15/2011 2/29/2012	26,875	$89,494

M. Terry Green	15,000 15,000 15,000	0	$7.13 $7.00 $6.27	3/2/2010 3/15/2011 2/29/2012	27,000	$89,910

(1)	The unvested stock awards become vested as follows:

	Martineau	Harlan	Hardy	W. Albanese	T. Albanese	Evans	Green
3/1/08	20,000	14,875	8,750	4,250	4,250	5,500	5,000
3/19/08	55,432	42,129	—	—	—	—	—
5/1/08	26,875	19,375	—	4,250	4,250	3,375	3,500
6/30/08	—	1,250	—	—	—	—	—
11/1/08	—	—	12,500	—	—	750	1,500
3/1/09	20,000	14,875	8,750	4,250	4,250	5,500	5,000
5/1/09	10,625	8,125	—	3,000	3,000	2,500	2,250
6/30/09	—	1,250	—	—	—	—	—
11/1/09	—	—	—	—	—	—	1,500
3/1/10	20,000	14,875	8,750	4,250	4,250	5,500	5,000
5/24/10	10,000	—	—	—	—	—	—
6/30/10	—	1,250	—	—	—	—	—
3/1/11	—	8,125	5,000	2,500	2,500	3,750	3,250
6/30/11	—	1,250	—	—	—	—	—

(2)	The market value of the shares that have not vested is calculated using the closing market price of our common stock at the end of our last completed fiscal year. Accordingly, the value was determined based on the closing market price of our common stock on the Nasdaq as of December 31, 2007, the last trading day of 2007, which was $3.33.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise (#)	on Exercise	Acquired on Vesting (#)	on Vesting
Eugene P. Martineau (1)	0	$0	36,875	$316,106
Michael W. Harlan (2)	0	$0	26,125	$223,876
Robert D. Hardy (3)	0	$0	16,250	$94,775
William T. Albanese (4)	0	$0	6,000	$51,463
Thomas J. Albanese (5)	0	$0	6,000	$51,463
Scott R. Evans (6)	0	$0	5,875	$47,736
M. Terry Green (7)	0	$0	6,750	$52,520

(1)	Mr. Martineau vested in 10,000 shares of restricted stock on March 1, 2007 and 26,875 shares of restricted stock on May 1, 2007.

(2)	Mr. Harlan vested in 6,750 shares of restricted stock on March 1, 2007 and 19,375 shares of restricted stock on May 1, 2007.

(3)	Mr. Hardy vested in 3,750 shares of restricted stock on March 1, 2007 and 12,500 shares of restricted stock on November 1, 2007.

(4)	Mr. Albanese vested in 1,750 shares of restricted stock on March 1, 2007 and 4,250 shares of restricted stock on May 1, 2007.

(5)	Mr. Albanese vested in 1,750 shares of restricted stock on March 1, 2007 and 4,250 shares of restricted stock on May 1, 2007.

(6)	Mr. Evans vested in 1,750 shares of restricted stock on March 1, 2007, 3,375 shares of restricted stock on May 1, 2007 and 750 shares of restricted stock on November 1, 2007.

(7)	Mr. Green vested in 1,750 shares of restricted stock on March 1, 2007, 3,500 shares of restricted stock on May 1, 2007 and 1,500 shares of restricted stock on November 1, 2007.

NONQUALIFIED DEFERRED COMPENSATION

		Registrant		Aggregate
	Executive Contributions	Contributions in Last	Aggregate Earnings	Withdrawals /	Aggregate Balance at
Name	in Last Fiscal Year(1)	Fiscal Year	in Last Fiscal Year	Distributions(2)	Last Fiscal Year-End
Eugene P. Martineau (3)	$32,884	$0	$4,499	$153,329	$115,939
Michael W. Harlan	$33,260	$0	$5,480	$0	$116,866
William T. Albanese	$18,612	$0	$7,139	$0	$62,699
Thomas J. Albanese (4)	$18,612	$0	$459	$0	$37,619

(1)	Represents employee contributions under the deferred compensation plan. Such contributions are included under the appropriate “Salary” column for 2007 in the Summary Compensation Table above. Prior to January 1, 2008, under the deferred compensation plan, Messrs. Martineau, Harlan, William Albanese and Thomas Albanese could elect to defer up to 6% of their compensation which otherwise would have been paid to them. Under the amended deferred compensation plan, participating executive officers may defer up to 80% of their base compensation, and up to 100% of their incentive compensation. The deferral reduces the participating executives’ federal taxable income in the year of deferral. However, Federal Insurance Contributions Act (FICA) contributions, Medicare and local income taxes are paid at the time of deferral.

(2)	Under our deferred compensation plan, the participant has a choice of mutual fund investments. The value of the participant’s account can increase or decrease depending on the performance of the funds chosen. At any time, the participant may change where future deposits and current balances are invested. However, participants may only make deferral elections once prior to each fiscal year. The plan is administered by our Vice President — Human Resources and a professional administrator tracks the investment returns and provides participants with monthly statements showing participant contributions and gains/losses on investments. We have included in this column all other changes in the participant’s account balance not accounted for by either contributions and/or withdrawals, which includes dividends, interest received and unrealized gains and losses on investments.

(3)	Mr. Martineau resigned effective May 24, 2007. Mr. Martineau did not defer any of his compensation during fiscal year 2007, but he still has previously deferred funds in the plan.

(4)	Although Mr. Thomas Albanese still participates in the deferred compensation plan, he is no longer considered one of our executive officers, effective as of May 24, 2007. He is still an employee of ours.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Pursuant to our Code of Ethics and Business Conduct, all employees (including our NEOs) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of U.S. Concrete, are required to disclose to our Chief Executive Officer or General Counsel prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work-place. As a result, approval of related-party business will be denied if we believe that an employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Board members are also responsible for complying with our Code of Ethics and Business Conduct, which is in writing and is available on our Web site at www.us-concrete.com under Investor Relations — Corporate Governance. You may also obtain a written copy by making a request to our Corporate Secretary by mail at U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042 or by phone by calling (713) 499-6200.
     On completion of our initial public offering in 1999, we entered into new facilities leases, or extended existing leases, with former stockholders or affiliates of former stockholders of several of our newly acquired subsidiaries, including, Central Concrete Supply Co., Inc. (“Central”). Those leases generally provide for initial lease terms of 15 to 20 years, with one or more extension options we may exercise. William T. Albanese, a former owner of Central, is an executive officer of U.S. Concrete and a member of our Board of Directors, and Thomas J. Albanese, a former owner of Central and brother to William T. Albanese, was an executive officer of U.S Concrete during the 2007 calendar year. The leases with Central relate to two facilities and provide for aggregate annual rentals of $336,372. We believe the rentals we must pay under each of these leases are at fair market rates.
     Central employed Lauren Cerrito, the daughter of William T. Albanese during 2007. Central paid Mrs. Cerrito an aggregate of $158,150 in salary, bonus, health insurance contributions and 401(k) plan matching contributions in 2007. In 2007, we granted to Mrs. Cerrito 2,000 shares of our restricted common stock, which vest in four equal annual installments beginning in March 2008. We granted those restricted shares on the same terms and conditions as the restricted shares we granted to other employees in 2007.
     During 2007, our subsidiary, Superior Concrete Materials, Inc., employed Todd Martineau, the son of Eugene P. Martineau, our former Chief Executive Officer, president and member of the board, who resigned in May 2007. Superior paid Todd Martineau an aggregate of $120,853 in salary, bonus, health insurance contributions and 401(k) plan matching contributions in 2007. In 2007, we granted to Todd Martineau 2,000 shares of our restricted stock, which vest in four equal annual installments. We granted those restricted shares on the same terms and conditions as the restricted shares we granted to other employees in 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of common stock and any subsequent changes in that ownership to the SEC. SEC rules establish due dates for these reports, and we are required to disclose in this proxy statement any failure to file by those dates. All required 2007 filings were made on a timely basis with the exception of the late filing for each of Messrs. Evans and Piecuch. In making these disclosures, we relied solely on written statements of directors, executive officers and stockholders and copies of the reports they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE
To the Board of Directors of U.S. Concrete, Inc.:
     We have reviewed and discussed with management U.S. Concrete’s audited financial statements as of and for the year ended December 31, 2007.
     In addition, we have discussed with PricewaterhouseCoopers LLP, U.S. Concrete’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also reviewed and discussed with management and PricewaterhouseCoopers LLP management’s report on the effectiveness of internal control over financial reporting and PricewaterhouseCoopers LLP’s report on the effectiveness of U.S. Concrete’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
     We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board’s Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with that firm its independence from U.S. Concrete. In addition, we concluded that PricewaterhouseCoopers LLP’s provision of services that are not related to the audit of U.S. Concrete’s financial statements was compatible with that firm’s independence from U.S. Concrete.
     Based on the reviews and discussions referred to above, we recommended to the Board of Directors of U.S. Concrete that the audited financial statements referred to above be included in U.S. Concrete’s annual report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
The Audit Committee
Mary P. Ricciardello, Chairperson
Vincent D. Foster
John M. Piecuch
     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Report of the Audit Committee shall not be deemed to be filed with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

PROPOSAL NO. 2
APPROVAL OF ADOPTION OF THE 2008 INCENTIVE PLAN
Introduction
     We are asking our stockholders to approve the adoption of our 2008 Incentive Plan. Stockholder approval of the adoption of the plan also will constitute approval of the plan’s performance-based award feature for purposes of Section 162(m) of the Internal Revenue Code.
     Reasons for Proposed Plan
     Our Board of Directors and the compensation committee of our Board of Directors believe that awards under the plan will be an important element of compensation in attracting and retaining key employees and nonemployee directors. If the stockholders do not approve the proposed plan, the compensation committee of our Board of Directors may approve other compensation to key employees and nonemployee directors.
     In seeking stockholder approval for the plan, our Board of Directors also asks stockholders to approve the material terms of the performance goals that may apply to awards under the plan. Approval of the material terms of the plan’s performance goals will preserve our ability to take a federal tax deduction for certain compensation awards described below under “Tax Implications of Awards.” If stockholders fail to approve the proposed plan, awards we make in lieu thereof may be subject to the deduction limit under Section 162(m) of the Internal Revenue Code.
Summary of the 2008 Incentive Plan (As Proposed to Be Approved)
     The following summarizes the principal provisions of the 2008 Incentive Plan, as proposed to be approved. This summary is qualified in its entirety by reference to the complete text of the plan, which is attached as Appendix A to this proxy statement.
     General
     The plan, which our Board of Directors adopted on April 11, 2008, aims to (1) attract and retain the services of key employees and directors and (2) encourage and stimulate in those persons the sense of proprietorship and self-interest in our development and financial success by making awards tied to our growth and performance.
     Shares Subject to the Plan
     By this proposal we are seeking stockholder approval to provide that 2,500,000 shares of our common stock will be reserved for issuance for awards under the plan, including stock options and restricted stock. Up to 2,500,000 shares may be issued as incentive stock options within the meaning of Section 422 of the Internal Revenue Code. As of April 1, 2008, the closing price of our common stock as reported on the Nasdaq was $4.21. Awarded shares that we do not issue will again become available for awards, as will shares that we do not issue under our 1999 Incentive Plan and out 2001 Employee Incentive Plan. No awards will be made under the plan until after the stockholders have approved the plan. If our stockholders approve the plan at the May 2008 meeting, we do not anticipate making any new awards under our 1999 Incentive Plan and our 2001 Employee Incentive Plan. The 1999 Incentive Plan terminates on December 31, 2008. If our stockholders do not approve the plan then, the plan will terminate and be of no force and effect.
     Eligibility
     The following persons are eligible for awards:
•	employees holding positions of responsibility with us and whose performance can have a significant effect on our success and individuals who have agreed to become our employees within six months of the date of grant; and

•	nonemployee directors.
     As of April 1, 2008, approximately 703 salaried employees and five nonemployee directors would be eligible for awards under the plan. For purposes of Section 16(b) of the Securities Exchange Act of 1934, which could impose so-called short-swing trading liabilities on our directors and executive officers in connection with their purchases and sales of common stock within any six-month period, the plan will qualify for the exemptions from that section which Exchange Act Rule 16b-3 provides.

     Administration
     The compensation committee of our Board of Directors administers the plan and has the power under the plan to:
•	administer the plan and take all actions the plan specifically contemplates or are necessary or appropriate in the administration of the plan;

•	interpret the plan; and

•	adopt such rules, regulations and guidelines as it deems necessary, proper or in keeping with the objectives of the plan.
     If the plan is approved, the restriction period on issuances of time-based restricted stock must be at least three years unless (1) the vesting of the restricted stock is contingent on the attainment of performance goals, in which case the restriction period must be at least one year, (2) the restricted stock is awarded in lieu of salary or bonus or (3) the compensation committee otherwise provides for earlier vesting (A) following a change of control or other specified Company event or (B) upon employment termination by reason of death, disability or retirement, or, if provided in a written employment or severance agreement, upon termination of employment by the Company without cause or by the employee for good reason or good cause. Agreements currently in effect with our NEOs provide for such earlier vesting upon termination by the Company without “cause” or by the officer for “good cause.” Vesting of restricted stock may occur incrementally over the three-year minimum restriction period.
     Subject to the restrictions described in the immediately preceding paragraph, the compensation committee may, in its discretion:
•	extend or accelerate the exercisability of, accelerate the vesting of or make less restrictive any restrictions contained in any award;

•	amend or modify any award in any manner that is (1) not adverse to the holder of that award or (2) consented to by that holder; and

•	delegate some of its duties under the plan to our senior executive officers.
     The compensation committee may not reprice stock options or SARs (other than pro rata adjustments to reflect stock splits, stock dividends or other corporate transactions or repricings our stockholders approve), nor may the compensation committee establish or maintain any program under which outstanding options or SARs are surrendered or cancelled in exchange for options or SARs with a lower exercise price or greater economic value.
     Employee Awards
     Employee awards may be in the form of:
•	options, with terms not to exceed 10 years, to purchase a specified number of shares of common stock at a specified price;

•	SARs to receive a payment, in cash or common stock, equal to the fair market value or other specified value of a number of shares of common stock on the rights’ exercise date over a specified strike price;

•	restricted or unrestricted Stock Awards consisting of common stock or units denominated in common stock;

•	cash awards; and

•	performance awards denominated in cash, common stock or units denominated in common stock which are subject to the attainment of one or more performance goals.
     Subject to parameters the plan sets forth, the compensation committee determines the recipients of awards and the terms, conditions and limitations applicable to each award, which conditions may, but need not, include continuous service, achievement of specific business objectives or goals, increases in specified indices or other comparable measures of performance.

     The plan parameters respecting awards include the following:
•	an option may be either an incentive stock option that meets, or a nonqualified stock option that does not meet, the requirements of Section 422 of the Internal Revenue Code and, as the plan is proposed to be adopted, an option must have an exercise price of not less than the fair market value of a share of common stock on the date of grant;

•	the compensation committee must establish the performance goal or goals for each employee performance award while it is substantially uncertain whether the goal or goals will be met and prior to the earlier to occur of (1) 90 days after the commencement of the performance measurement period for that award and (2) the elapse of 25% of that period; and

•	the committee may not grant any employee: (1) during any one-year period, (a) options or SARs covering more than 150,000 shares of common stock or (b) stock awards that are intended to be performance awards covering or relating to more than 150,000 shares of common stock (the limitations referred to in this clause (1) being the “stock-based awards limitations”); or (2) cash awards that are intended to be performance awards having a value determined on the date of grant in excess of $2 million.
     The exercise price of an option may be paid with cash or, according to methods determined by the committee, with common stock or with any other award.
     Nonemployee Director Awards
     The committee may grant nonemployee director awards and establish the terms of the awards consistent with the parameters set forth for employee awards. Incentive stock options may not be granted to nonemployee directors.
     Deferrals
     If the compensation committee approves, payments in respect of awards may be deferred by the recipient.
     Withholding
     We have the right to deduct applicable taxes from any employee award payment and withhold, at the time of delivery or vesting of cash or shares of common stock under the plan, an appropriate amount of cash or number of shares of common stock, or combination thereof, for the payment of taxes. The compensation committee may permit withholding to be satisfied by the transfer to us of shares of common stock previously owned by the holder of the employee award for which withholding is required.
     Amendment and Termination
     Our Board of Directors may amend, modify, suspend or terminate the plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that no change that would impair the rights of any holder of an award with respect to that award may be made without the consent of that holder, and no material modification to the plan will be made without stockholder approval. Stockholder approval may not necessarily be required for every amendment to the plan that can increase the cost to us of the plan or alter the allocation of benefits among the persons and groups identified in the table that appears below under the caption “New Plan Benefits.” The plan will terminate on April 10, 2018 unless sooner terminated by our Board of Directors pursuant to the preceding sentence. Termination of the plan will not affect the rights of any holder of any award outstanding on the termination date.
     Adjustments
     In the event of certain corporate transactions involving our company (such as split, recapitalization, extraordinary distribution, merger, consolidation, combination or exchange of shares of common stock or similar change), our Board of Directors shall adjust: (i) the number of shares of common stock reserved under the plan; (ii) the number of shares covered by outstanding stock awards; (ii) the exercise price in respect of such awards; (iii) the appropriate fair market value and other price determinations for such awards; and (iv) the stock-based award limitations described above. Outside of such a corporate transaction context, no option or SAR may be repriced, replaced, regranted or modified if the effect would be to reduce the exercise price for the shares underlying the award.
     In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, our Board of Directors may provide for the substitution or assumption of awards, provide for accelerated vesting and exercisability or the lapse of restrictions, or cancel awards in exchange for such cash amount as determined by the Board.

     Assignability
     In general, awards granted under the plan may not be assigned or otherwise transferred by a participant other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order. The compensation committee may prescribe and include in applicable award agreements other restrictions on transfer.
     Applicability of ERISA; Tax Qualification
     The plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and is not qualified under Section 401(a) of the Internal Revenue Code.
     Tax Implications of Awards
     The following summarizes the United States federal income tax consequences to employees, nonemployee directors and us from the grant and exercise of plan awards. It does not address the effect of any other tax law. State tax consequences may in some cases differ from this summary. In addition, awards made under the plan may be made to persons who are subject to tax in jurisdictions other than the United States and may result in different tax consequences.
     The grant of an option or SAR is not a taxable event. The exercise of a nonqualified stock option or an SAR will result in taxable ordinary compensation income. The exercise of an incentive stock option will not result in taxable ordinary compensation income, but may subject the optionee to the alternative minimum tax. The disposition of stock issued on the exercise of an incentive stock option will be a taxable event. How long that stock has been held will determine whether that event will result in capital gain or ordinary compensation income. If the holder of an option uses common stock he already owns to pay any part of the exercise price of that option, he will not recognize capital gain as a result of that use.
     Generally, the grant or vesting of restricted stock units is not a taxable event if the terms of such awards comply with the requirements imposed by Section 409A of the Internal Revenue Code. To the extent that compliance with Section 409A has occurred, the value of any restricted stock units will be taxable to the recipient as taxable income in the year of payment.
     Cash awarded under the plan will constitute taxable ordinary compensation income when delivered or made available to the awardee. Common stock delivered as a stock or performance award also will constitute taxable ordinary compensation income when delivered. If the stock is both nontransferable and subject to a substantial risk of forfeiture at the time of delivery, the awardee may elect to defer recognizing that income until such time as the stock becomes transferable and is no longer subject to that risk.
     When an employee recognizes compensation income as a result of an award, he will be subject to withholding for federal income tax at that time.
     We generally will be entitled to a deduction for federal income tax purposes which corresponds as to amount and timing to the compensation income realized by others as a result of incentive-plan awards. The Internal Revenue Code, however, will limit our deductions to amounts constituting both reasonable compensation for services rendered or to be rendered and ordinary, necessary business expenses and will disallow deductions of amounts constituting excess parachute payments made or deemed made in connection with a change in control of an employer. In addition, Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction for total remuneration we may pay in excess of $1 million to our chief executive officer or to any of our other four most highly compensated officers in any one year. Total remuneration would include income these officers recognize as a result of awards under the plan. In the case of performance-based compensation, exceptions to Section 162(m) currently apply if designated requirements are met. In particular, the Section 162(m) deduction limit does not apply to “qualified performance-based compensation.” Any stock options or SARs granted under the plan will be considered qualified performance-based compensation because, among other things, the plan will have been approved by stockholders and the awards will be granted at no less than fair market value on the grant date. Other types of awards, however, such as restricted stock, must satisfy additional requirements to be exempt from the Section 162(m) deduction limit. Specifically, the awards must be subject to performance goals, the material terms of which are periodically approved by stockholders. Our Board is requesting that stockholders, by approving the proposed plan, approve the material terms of performance goals set forth in the plan attached as Appendix A to this proxy statement.
     We intend generally to satisfy these requirements in connection with the grant and payment of performance-based awards, including options and SARS, and have included this description of the plan to satisfy one of those requirements. We may be unable to satisfy these requirements in all cases and may, in our sole discretion, determine in one or more cases that it is in our best interests not to satisfy these requirements even if we are able to do so.

     Any awards granted under the plan or deferrals of such awards that are considered to be deferred compensation (such as restricted stock units) must satisfy the requirements of Section 409A of the Internal Revenue Code to avoid adverse tax consequences to recipients. These requirements include limitations on election timing, and acceleration of payments and distributions. We intend to structure any awards or deferrals under the plan to be exempt from or to meet the applicable tax law requirements.
     New Plan Benefits
     Because it will be within the discretion of the compensation committee to determine which key employees and directors will receive future awards under the 2008 Incentive Plan and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the plan or the amounts of such awards. Although not necessarily indicative of future grants that may be made under the plan, information regarding awards in fiscal year 2007 under our other incentive plans can be found above under the heading Incentive Compensation, Restricted Stock and Nonqualified Stock Option Awards.
Equity Compensation Plan Information
     The following table summarizes, as of December 31, 2007, the indicated information regarding equity compensation to our employees, officers, directors and other persons under our equity compensation plans. These plans use or are based on shares of our common stock.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to Be		Equity Compensation Plans
	Issued Upon Exercise of	Weighted Average Exercise	(Excluding
	Outstanding Stock	Price of Outstanding	Securities Reflected
Plan Category	Options	Stock Options	in first column)
Equity compensation plans approved by security holders	1,628,683	$7.36	845,780
Equity compensation plans not approved by security holders (1)	349,248	$6.48	364,714
Total	1,977,931

(1)	Our board adopted our 2001 employee incentive plan in February 2001. The purpose of this plan is to attract, retain and motivate our employees and consultants, to encourage a sense of propriety of those persons in our company and to stimulate an active interest of those persons in the development and financial success of our company. Awards may be made to any of our employees (other than officers) or consultants. The plan provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and other long-term incentive awards. None of our officers or directors is eligible to participate in the plan.
     All shares of common stock issuable under our compensation plans are subject to adjustment to reflect any increase or decrease in the number of shares outstanding as a result of stock splits, combination of shares, recapitalizations, mergers or consolidations.
Vote Required
     Approval of our 2008 Incentive Plan requires the affirmative vote of the stockholders present in person or by proxy at the meeting and having a majority of the shares of common stock entitled to vote on the proposal. Abstentions will count as present for purposes of the vote, but broker non-votes will not. As a result, in determining whether this item has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against and broker non-votes will not affect the vote. If you execute and return a proxy, but do not specify how to vote the shares represented by your proxy, the persons named as proxies will vote “FOR” the approval of the adoption of our 2008 Incentive Plan.
Our Board recommends a vote “FOR” approval of the 2008 incentive plan.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The audit committee of our Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008. PricewaterhouseCoopers LLP has audited our financial statements since May 16, 2002. Although we are not required to seek your approval of this appointment, it is customary practice to do so. No determination has been made as to what action the audit committee and the Board would take if you fail to ratify the appointment. Even if the appointment is ratified, the audit committee retains discretion to appoint a new independent registered public accounting firm if the audit committee concludes such a change would be in the best interests of U.S. Concrete. We expect representatives of PricewaterhouseCoopers LLP to be present at the meeting and available to respond to appropriate questions by stockholders. They will have the opportunity to make a statement if they so desire.
     Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast on the proposal is necessary to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008. The enclosed form of proxy provides a means for you to vote for the ratification of the selection of our independent registered public accounting firm, to vote against it or to abstain from voting for or against it. If you execute and return a proxy, but do not specify how to vote the shares represented by your proxy, the persons named as proxies will vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Assuming the presence of a quorum, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will not affect the vote.
     Our Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.
Fees Incurred by U.S. Concrete to Independent Registered Public Accounting Firm
     The following table sets forth the fees we incurred for services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, during 2007 and 2006.

Fee Category	2007	2006
Audit Fees (1)	$730,500	$957,200
Audit-Related Fees	—	—
Tax Fees (2)	$3,680	—
All Other Fees (3)	$1,599	$2,399

Total	$735,779	$959,599

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Forms 10-Q and audit services provided in connection with other statutory and regulatory filings. 2007 audit fees include fees related to the review of the financial statements of, and other professional services in connection with the formation of, Superior Materials Holdings, LLC, our Michigan joint venture with the Edw. C. Levy Co. 2006 audit fees include fees for professional services rendered in connection with our offering of seven million shares of common stock and our offering of $85 million of senior subordinated notes.

(2)	Tax fees relate to miscellaneous tax consulting work.

(3)	All other fees consist of fees for products and services other than the services reported above. In 2007 and 2006, these fees consisted of licensing fees for accounting research software.
Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors
     The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The audit committee generally will pre-approve specific audit services for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included among the pre-approved audit services and any non-audit service must be separately pre-approved by the Audit Committee Chairperson. The Chairperson reports any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.
     None of the services related to the audit-related fees or other fees described above was approved by the audit committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

EXPENSES RELATING TO THIS PROXY SOLICITATION
     We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and regular employees may solicit proxies by telephone without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners.
OTHER INFORMATION
Date for Submission of Stockholder Proposals
     Under rules the SEC has established, any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2009 Annual Meeting of Stockholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042, so that we receive that notice by no later than the close of business on December 23, 2008. If you submit a stockholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.
     In addition, our bylaws establish an advance-notice procedure for stockholder proposals to be brought before an annual meeting. The procedure provides that stockholders must submit proposals to us in writing containing certain information specified in our bylaws no earlier than the 180 th day and no later than the close of business on the 90 th day prior to the first anniversary of our preceding year’s annual meeting. These requirements are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our proxy statement. Stockholders may obtain a copy of our bylaws by making a written request to our Corporate Secretary.
     Under these bylaw provisions, we must receive stockholder proposals for our 2009 Annual Meeting of Stockholders no earlier than November 23, 2008 and no later than February 21, 2009. Stockholders must deliver the proposals to Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.
     We received no stockholder proposals and no stockholder director nominations for the 2008 Annual Meeting of Stockholders.
Householding of Annual Meeting Materials
     In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (“street-name stockholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to stockholders may request a copy by contacting the bank, broker or other holder of record, or by contacting us by telephone at 713-499-6200, by e-mail to corporatesecretary@us-concrete.com or by mail to: U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042, Attention: Corporate Secretary. The voting instructions sent to a street-name stockholder should provide information on how to request (1) householding of our future materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

Other Matters
     The Board of Directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.
     Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2008 Annual Meeting of Stockholders, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage-paid return envelope, or vote by telephone or over the Internet by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.
By Order of the Board of Directors,
/s/ Curt M. Lindeman

Curt M. Lindeman
Vice President, General Counsel and Corporate Secretary
Houston, Texas
April 22, 2008

APPENDIX A
U.S. CONCRETE, INC.
2008 INCENTIVE PLAN
     1. Establishment of the Plan. U.S. Concrete, Inc., a Delaware corporation (the “Company”), hereby establishes this U.S. Concrete, Inc. 2008 Incentive Plan (the “Plan”), effective as of April 11, 2008, subject to stockholder approval of the Plan at the May 2008 annual meeting of stockholders.
     2. Definitions. The following terms used in the Plan have the following respective meanings:
     “Authorized Officer” means the CEO (or any other senior officer of the Company to whom the CEO delegates, by written notice to the Committee of that delegation, authority to execute any Award Agreement).
     “Award” means a Director Award or an Employee Award.
     “Award Agreement” means any written Director Award Agreement or Employee Award Agreement.
     “Board” means the Board of Directors of the Company.
     “Cash Award” means an award denominated in cash.
     “CEO” means the chief executive officer of the Company at that time.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Committee” means the Compensation Committee of the Board (or any other committee of the Board which the Board designates by a written resolution to administer the Plan).
     “Common Stock” means the Common Stock, par value $.001 per share, of the Company.
     “Company” means U.S. Concrete, Inc., a Delaware corporation.
     “Director” means an individual serving as a member of the Board.
     “Director Award” means the grant under the Plan of any Nonqualified Option, SAR, Stock Award, Cash Award or Performance Award, whether granted singly or in combination or tandem with any other Award, to a Participant who is a Nonemployee Director on such terms and subject to such conditions and limitations as the Committee may establish pursuant to the Plan.
     “Director Award Agreement” means a written agreement between the Company and a Participant who is a Nonemployee Director which sets forth the terms, conditions and limitations applicable to a Director Award granted to that Nonemployee Director.
     “Dividend Equivalents” means, with respect to shares of Restricted Stock, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period applicable to those shares on a like number of shares of Common Stock.
     “Employee” means any employee of the Company or any of its Subsidiaries.
     “Employee Award” means the grant under the Plan of any Option, SAR, Stock Award, Cash Award or Performance Award, whether granted singly or in combination or tandem with any other Award, to a Participant who is an Employee on such terms and subject to such conditions and limitations as the Committee may establish pursuant to the Plan.
     “Employee Award Agreement” means a written agreement between the Company and a Participant who is an Employee which sets forth the terms, conditions and limitations applicable to an Employee Award granted to that Employee.

     “Fair Market Value” of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the closing sales price on such date or, if such price is unavailable, the average of the closing bid and asked prices per share of Common Stock on such date (or in either event, if there was no trading in the Common Stock on such date, on the next preceding date on which such trading was reported) as provided by the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on such date; (ii) if shares of Common Stock are not so listed, the last sales price on such date or, if such price is unavailable, the average of the closing bid and asked prices per share of Common Stock on such date (or, if there was no trading in the Common Stock on such date, on the next preceding date on which such trading was reported) as reported by the National Quotation Bureau Incorporated; or (iii) if shares of Common Stock are not publicly traded on such date, the most recent value determined by an independent appraiser appointed by the Company for such purpose.
     “Incentive Option” means an Option intended to comply with Code Section 422.
     “Nonemployee Director” has the meaning specified in Paragraph 4(b).
     “Nonqualified Option” means an Option that is not an Incentive Option.
     “Option” means a right to purchase a specified number of shares of Common Stock at a specified price.
     “Participant” means a Nonemployee Director or Employee to whom an Award has been made under the Plan.
     “Performance Award” means an award to a Participant who is an Employee or Director, the earning of which is subject to the attainment of one or more Performance Goals.
     “Performance Goal” means a standard the Committee establishes to determine in whole or in part whether a Performance Award will be earned.
     “Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.
     “Restricted Stock Unit” (“RSU”) means a unit evidencing the right to receive one share of Common Stock or equivalent value (as determined by the Committee) that is restricted or subject to forfeiture provisions.
     “Restriction Period” means a period of time beginning as of the effective date as of which an Award of Restricted Stock or RSUs is made and ending as of the date on which the Common Stock subject to that Award is no longer restricted as to its transfer or no longer subject to forfeiture provisions.
     “SAR” means a right to receive a payment, in cash or Common Stock (as determined by the Committee), equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case as set forth in the Award Agreement.
     “Stock Award” means an award in the form of Common Stock or units denominated in Common Stock.
     “Subsidiary” means: (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of that corporation which have the right to vote generally on matters submitted to a vote of the stockholders of that corporation; and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).
     3. Objectives. The Company has designed the Plan to (i) attract and retain key Employees and qualified Nonemployee Directors, (ii) encourage the sense of proprietorship of those persons in the Company, and (iii) stimulate the active interest of those persons in the development and financial success of the Company by making Awards.
     4. Eligibility.
          (a) Employees. Employees assigned or to be assigned positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company are eligible for Employee Awards. The Committee may grant an Employee Award to any individual who has agreed in writing to become an Employee within six months after the date of that agreement, provided that the effectiveness of that Award is subject to the condition that the individual actually becomes an Employee within that time period.

          (b) Directors. Directors who are not employees of the Company or any of its Subsidiaries (“Nonemployee Directors”) are eligible for Director Awards.
     5. Common Stock Available for Awards. Subject to the provisions of Paragraph 14, there will be available for Awards granted wholly or partly in Common Stock (including Options or SARs that may be exercised for or settled in Common Stock) an aggregate of (i) 2,500,000 shares of Common Stock, and (ii) shares of Common Stock which are the subject of awards under the 1999 Incentive Plan or the 2001 Employee Incentive Plan of the Company that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered thereby are not issued or are exchanged for consideration that does not involve Common Stock. No more than 2,500,000 shares of Common Stock will be used under the Plan for Awards of Incentive Options. Shares of Common Stock which are the subject of Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered thereby are not issued to a Participant or are exchanged for consideration that does not involve Common Stock will again immediately become available for Awards. The number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Common Stock are actually issued in connection with the exercise or settlement of an Award; provided, however, that the number of shares reserved for issuance shall be reduced by the total number of Options or SARs exercised. The number of shares reserved for issuance under the Plan shall not be increased by (i) any shares tendered or Award surrendered in connection with the purchase of shares upon the exercise of an Option as described in Paragraph 10 or (ii) any shares deducted from an Award payment in connection with the Company’s tax withholding obligations as described in Paragraph 11. Shares of Common Stock delivered under the Plan in settlement of an Award issued or made (a) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an acquired entity or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the stockholder approval requirements of the applicable securities exchange for equity compensation plans applies. The Committee may from time to time adopt and observe such rules and procedures concerning the counting of shares of Common Stock against the Plan maximum as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national securities exchange on which the Common Stock is listed or any applicable regulatory requirement. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to the Plan.
     6. Administration.
          (a) The Committee will administer the Plan. Subject to the provisions hereof, the Committee will have full and exclusive power and authority to administer the Plan and to take all actions that the Plan specifically contemplates or that are necessary or appropriate in connection with the administration hereof. The Committee also will have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as the Committee may deem necessary or proper, all of which powers will be exercised in the best interests of the Company and in keeping with the objectives of the Plan. The Committee may, in its discretion, provide for the extension of the exercisability of any Award, accelerate the vesting or exercisability of any Award, eliminate or make less restrictive any restrictions any Award contains, waive any restriction or other provision of the Plan or any Award or otherwise amend or modify any Award in any manner that is either (i) not adverse to the Participant to whom that Award was granted or (ii) consented to in writing by that Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further the purposes of the Plan. Any decision of the Committee in the interpretation and administration of the Plan will lie within its sole and absolute discretion and will be final, conclusive and binding on all parties concerned.
          (b) No Committee member or Company officer to whom the Committee delegates authority (pursuant to Paragraph 7) will be liable for any action that person takes or omits to take in connection with the performance of any duties under the Plan, except for his or her own willful misconduct or as any applicable statute expressly provides.
          (c) No Option or SAR may be repriced, replaced, regranted through cancellation or modified without stockholder approval (except in connection with a change in the Company’s capitalization), if the effect would be to reduce the exercise price for the shares underlying such Award.
     7. Delegation of Authority. The Committee may delegate to the CEO and to other senior officers of the Company its duties under the Plan on such terms and subject to such conditions or limitations as the Committee may establish.

     8. Awards.
          (a) Employee Awards. The Committee will determine the type or types of Employee Awards to be made and will designate from time to time the Employees who are to receive Employee Awards. An Employee Award Agreement will (i) evidence each Employee Award, (ii) contain such terms, conditions and limitations as the Committee determines in its sole discretion, and (iii) be signed by the Participant to whom that Employee Award is made and an Authorized Officer. Employee Awards may consist of those this Paragraph 8(a) lists and may be granted singly or in combination or in tandem with other Employee Awards. Employee Awards also may be made in combination or in tandem with, in replacement of or as alternatives to grants or rights under the Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided that, except as contemplated in Paragraph 14 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR with a higher exercise price nor may the exercise price of any Option or SAR be reduced. An Employee Award may provide for the grant or issuance of additional, replacement or alternative Employee Awards on the occurrence of specified events, including the exercise of the original Employee Award granted to a Participant. All or part of an Employee Award may be subject to such conditions as the Committee may establish, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases or maintenance of levels in specified indices, attainment or maintenance of specified growth rates and other comparable measurements of performance. If a Participant holding an Employee Award ceases to be an Employee, any unexercised, deferred, unexercisable, unvested or unpaid portion of that Employee Award will be treated as the applicable Employee Award Agreement sets forth.
     The types of Employee Awards that may be made under the Plan are as follows:
     (i) Option. An Employee Award may be in the form of an Incentive Option or a Nonqualified Option. The Committee may designate an Option as an “incentive stock option” for purposes of Code Section 422, and any Stock Option that is not so designated shall be a Nonqualified Option. The price at which any share of Common Stock may be purchased on the exercise of any Option will be not less than the Fair Market Value of a share of the Common Stock on the date of grant of that Option. No Option may be exercised after the expiration of 10 years from the date such Option is granted. No Option may include provisions that “reload” the Option upon exercise (i.e., automatically grant additional options upon the exercise of the original grant). Subject to the foregoing limitations, the Committee will determine the other terms, conditions and limitations applicable to each Option, including its term and the date or dates on which it becomes exercisable.
     (ii) SAR. An Employee Award may be in the form of an SAR. The strike price for an SAR shall not be less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The term of an SAR shall not exceed 10 years from the date of grant. Subject to the foregoing limitations, the terms, conditions and limitations applicable to any SAR awarded pursuant to the Plan, including its term and the date or dates on which it becomes exercisable, shall be determined by the Committee.
     (iii) Stock Award. An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations of the Stock Award shall be determined by the Committee, subject to the following limitations. Any such Stock Award which is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant, provided that (i) the Committee may provide for earlier vesting (A) following a change of control or other specified event involving the Company or (B) upon termination of the applicable Employee’s employment by reason of death, disability or retirement, or, if provided in a written employment or severance agreement between the Company and such Employee (whether such agreement is in effect as of the effective date of this Plan or entered into thereafter), upon termination of such Employee’s employment by the Company without cause or termination of such Employee’s employment by such Employee for good reason or good cause, (ii) such three-year minimum Restricted Period shall not apply to a Stock Award that is granted in lieu of salary or bonus, and (iii) vesting of a Stock Award may occur incrementally over the three-year minimum Restricted Period.
     (iv) Cash Award. An Employee Award may be in the form of a Cash Award, the terms, conditions and limitations applicable to which the Committee will determine.
     (v) Performance Awards. Without limiting the type or number of Awards that may be made under the other provisions of the Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to the Plan shall be determined by the Committee, subject to the limitations specified below. Any Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the date of grant, provided that the Committee may provide for earlier vesting following a change in control or other specified events involving the Company, or upon a termination of employment by reason of death, disability or retirement. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.
     (A) Nonqualified Performance Awards. Performance Awards granted to Employees or Nonemployee Directors that are not intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.
     (B) Qualified Performance Awards. Performance Awards granted to Employees under the Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee in accordance with Code Section 162(m) prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may apply to the individual, one or more lines or classes of products or services of the Company, one or more business divisions, groups or units of the Company, or the Company as a whole, and may include, among other criteria, one or more of the following: increased revenue, net income, stock price, market share, earnings per share, return on equity, return on assets or decrease in costs. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to qualified Performance Awards, it is the intent of the Plan to conform with the standards of Code Section 162(m) and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those Participants whose compensation is, or is likely to be, subject to Code Section 162(m), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals for qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the Committee will determine the terms, conditions and limitations applicable to Performance Awards.
     (b) The following limitations will apply to each Employee Award:
     (i) no Participant may be granted, during any one-year period, Employee Awards consisting of Options or SARs that are exercisable for more than 150,000 shares of Common Stock;
     (ii) no Participant may be granted, during any one-year period, Stock Awards that are intended to be Qualified Performance Awards covering or relating to more than 150,000 shares of Common Stock (this limitation and the limitation clause in (x) above being the “Stock-based Awards Limitations”); and
     (iii) no Participant may be granted Employee Awards that are intended to be Qualified Performance Awards consisting of cash or that are in any other form the Plan permits (other than Employee Awards consisting of Options or SARs, or otherwise consisting of Common Stock or units denominated in Common Stock) in respect of any one-year period having a value determined on the date of grant in excess of $2,000,000.00.
          (c) Director Awards. The Committee may grant a Nonemployee Director one or more Awards and establish the terms thereof consistent with the foregoing provisions of this Paragraph 8 for granting awards to Employees and subject to the applicable terms, conditions and limitations set forth in the Plan and the applicable Award Agreement.
     9. Payment of Awards.
          (a) General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee may determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of shares of Restricted Stock, the applicable Award Agreement relating to those shares will specify whether they are to be issued at the beginning or end of the applicable Restriction Period. If shares of Restricted Stock are to be issued at the beginning of their Restriction Period, the certificates evidencing those shares (to the extent that those shares are so evidenced) will contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. If shares of Restricted Stock are to be issued at the end of the applicable Restricted Period, the right to receive those shares will be evidenced by book-entry registration or in such other manner as the Committee may determine.

          (b) Deferral. With the approval of the Committee, amounts payable in respect of Awards may be deferred and paid either in the form of installments or as a lump-sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures the Committee establishes. Any deferred payment of an Award, whether elected by the Participant or specified by the applicable Award Agreement or by the Committee, may be forfeited if and to the extent that the applicable Award Agreement so provides.
          (c) Dividends and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee also may establish rules and procedures for the crediting of interest on deferred cash payments and Dividend Equivalents for Awards consisting of Common Stock or units denominated in Common Stock.
     10. Option Exercise. The price at which shares of Common Stock may be purchased under an Option will be paid in full at the time of exercise in cash or, if the Participant so elects, the Participant may purchase those shares by such means as approved by the Committee which may include tendering shares of Common Stock or surrendering another Award, including shares of Restricted Stock, valued at their Fair Market Value per share on the date of exercise, or any combination thereof. The Committee will determine acceptable methods for Participants to tender Common Stock or other Awards to exercise an Option. The Committee may provide for procedures to permit the exercise or purchase of any Award by use of the proceeds to be received from the sale of Common Stock issuable pursuant to such an Award. Unless the applicable Award Agreement otherwise provides, if shares of Restricted Stock are tendered as consideration for the exercise of an Option, the number of the shares issued on the exercise of the Option which equals the number of shares of Restricted Stock used as consideration therefor will be subject to the same restrictions as the Restricted Stock so submitted as well as to any additional restrictions the Committee may impose.
     11. Taxes. The Company will have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under the Plan, or at the time applicable law otherwise requires, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of those taxes. The Committee may permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, those shares will be valued at their Fair Market Value per share when the tax withholding is required to be made.
     12. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose applicable law permits, except that (a) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to that Participant will be made without the written consent of that Participant and (b) no amendment or alteration that would constitute a material revision to the Plan requiring stockholder approval under applicable legal requirements or the applicable requirements of the NASDAQ Stock Market or such other securities exchange on which the Common Stock is listed will be made without stockholder approval. The Plan shall terminate on April 10, 2018 unless sooner terminated by the Board pursuant to the preceding sentence. Termination of the Plan shall not affect any of the rights of any Participant under any Award outstanding on the termination date of the Plan, and such rights shall continue to be subject to the terms of the applicable Award Agreement and the Plan, notwithstanding the termination of the Plan. Subject to Section 14 below, no amendment, alteration or modification to an Option or SAR that has the effect of a repricing thereof or the cancellation and regrant of same which has the effect of reducing the exercise or strike price is allowable. Further, the Committee may not establish or maintain any program under which outstanding Options or SARs are surrendered or canceled in exchange for Options or SARs with a lower exercise price or greater economic value. After it is granted, no Option or SAR may be amended to decrease the purchase price, no Option or SAR may be granted in substitution for an outstanding Option or SAR with a purchase price lower than the purchase price of an outstanding Option or SAR, and no Option or SAR may be otherwise repriced at a lower purchase price directly or indirectly.
     13. Assignability. Unless the Committee otherwise determines and provides in the applicable Award Agreement, no Award or any other benefit under the Plan will be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. The Committee may prescribe and include in any Award Agreement other restrictions on transfer. Any attempted assignment of an Award or any other benefit under the Plan in violation of this Paragraph 13 will be null and void.

     14. Adjustments.
          (a) The existence of outstanding Awards will not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stock (whether or not that issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
          (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under the Plan, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards, (iv) the Stock-based Award Limitations described in Paragraph 8(b) hereof, and (v) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of shares of Common Stock reserved under the Plan, (ii) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Stock-based Award Limitations described in Paragraph 8(b) hereof, to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.
          (c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code Section 424(a) applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction or (iii) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARS shall be the excess of the Fair Market Value of Common Stock on such date over the grant price of such Award (for the avoidance of doubt, if the exercise price is less than Fair Market Value, the Option or SAR may be canceled for no consideration).
     15. Restrictions. No Common Stock or other form of payment will be issued with respect to any Award unless the Company is satisfied, on the basis of advice of its counsel, that the issuance will comply with applicable federal and state securities laws, including the Securities Act of 1933, as amended. Certificates evidencing shares of Common Stock delivered under the Plan (to the extent that the shares are so evidenced) may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system on which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon those certificates (if any) to make appropriate reference to those restrictions.
     16. Unfunded Plan. Insofar as the Plan provides for Awards of cash, Common Stock or rights thereto, it will be unfunded. Although the Company may establish bookkeeping accounts with respect to Participants who are entitled to cash, Common Stock or rights thereto under the Plan, it will use any such accounts merely as a bookkeeping convenience. The Company will not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor will the Plan be construed as providing for that segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under the Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under the Plan will be based solely on any contractual obligations that the Plan and any Award Agreement create, and no such liability or obligation of the Company will be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee will be required to give any security or bond for the performance of any obligation that the Plan creates.
     17. Code Section 409A. Notwithstanding anything in the Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Code Section 409A and related regulations and Treasury pronouncements, that Plan provision or Award will be reformed to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to an Award.
     18. Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, will be governed by and construed in accordance with the laws of the State of Delaware.

C/O AMERICAN STOCK
TRANSFER
& TRUST COMPANY
6201 15TH AVE., 2ND
FLOOR BROOKLYN, NY
11219
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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to U.S. Concrete, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	USCON1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For	Withhold	For All
U.S. CONCRETE, INC.			All	All	Except

Vote on Proposals

PROPOSAL NO. 1 Elect the seven persons listed below to serve as directors until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.			☐	☐	☐

NOMINEES:	01)	John M. Piecuch
	02)	T. William Porter, III
	03)	Michael W. Harlan
	04)	Vincent D. Foster
	05)	Mary P. Ricciardello
	06)	Murray S. Simpson
	07)	William T. Albanese
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	For	Against	Abstain
PROPOSAL NO. 2 Approve the adoption of the Company’s 2008 Incentive Plan.	☐	☐	☐
PROPOSAL NO. 3 Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐
This proxy when properly executed will be voted as directed or, if no direction is given, will be voted FOR each proposal.
In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.

The undersigned hereby revokes all previous proxies given by the undersigned with respect to the shares represented hereby in connection with the Company’s 2008 Annual Meeting of Stockholders. This Proxy may be revoked at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and Annual Report of the Company for
the fiscal year ended December 31, 2007 is hereby acknowledged.
Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

U.S. CONCRETE, INC.
PROXY FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF U.S. CONCRETE, INC.
The undersigned hereby appoints Michael W. Harlan and Curt M. Lindeman, and each of them, with full power of substitution and resubstitution, to represent the undersigned and to vote all the shares of Common Stock in U.S. Concrete, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 22, 2008 and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 22, 2008 (the “Proxy Statement”) and (2) in their discretion upon such other matters as may properly come before the meeting.
ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THOSE SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1. THOSE SHARES ALSO WILL BE VOTED FOR PROPOSALS NO. 2 AND NO. 3.
(Continued and to be signed on the reverse side).